UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CONTROL4 CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 20, 2019

Dear Fellow Control4 Stockholder:

Thank you for your continued interest in Control4 Corporation. I am pleased to invite you to attend the 2019 Annual Meeting of Stockholders of the Company to be held on Tuesday, April 30, 2019 at 8:00 a.m. Mountain Time at Control4’s corporate offices located at 11734 S. Election Road, Salt Lake City, Utah 84020.

At this year’s Annual Meeting, our stockholders will be asked to:

(1) elect the three nominees for Class III directors who are named in the Proxy Statement;

(2) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

(3) approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers;

(4) conduct a non-binding advisory vote on the frequency of future non-binding advisory votes to approve the compensation of our Named Executive Officers; and

(5) transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

If you owned our common stock at the close of business on March 6, 2019, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be made available for review during our regular business hours at our headquarters in Salt Lake City, Utah for the ten days prior to the meeting for any purpose related to the meeting.

Our board of directors recommends that you vote “FOR” each of the proposals listed above. I recommend that you read the accompanying Proxy Statement, which contains detailed information concerning each of these proposals.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote via a toll-free telephone number, over the Internet or in person at the Annual Meeting or, if you receive your proxy materials by U.S. mail, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the Notice or on the proxy card regarding your voting options. Your participation will help to ensure the presence of a quorum at the meeting and save Control4 the extra expense associated with additional solicitation.

Thank you for your ongoing support of and continued interest in Control4. We look forward to seeing you at our Annual Meeting.

Sincerely,

Martin Plaehn
President, Chief Executive Officer and Chairman of the Board

CONTROL4 CORPORATION
11734 S. Election Road
Salt Lake City, Utah 84020

NOTICE OF THE 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 30, 2019

Notice is hereby given that Control4 Corporation will hold its 2019 Annual Meeting of Stockholders on April 30, 2019 at 8:00 a.m. Mountain Time at Control4’s corporate offices located at 11734 S. Election Road, Salt Lake City, Utah 84020, to accomplish the following purposes:

●

Elect three Class III directors, namely David C. Habiger, Martin Plaehn, and Maria Thomas, to hold office until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

●	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

●	Approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers;

●	Conduct a non-binding, advisory vote on the frequency of future non-binding advisory votes to approve the compensation of our Named Executive Officers; and

●	Transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

The Annual Meeting will begin promptly at 8:00 a.m. Mountain Time, and check-in will begin at 7:45 a.m. Mountain Time. Only stockholders of record at the close of business on the Record Date, March 6, 2019, are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification (such as a valid driver’s license) and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on March 6, 2019 or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I encourage you to read the Proxy Statement and submit your proxy or voting instructions as soon as possible. Please review the instructions on the proxy card regarding your voting options. You may vote in person at the Annual Meeting, via the Internet, by mail or by telephone.

By Order of the Board of Directors,

Joshua D. Ellis
General Counsel, Chief Compliance Officer and Corporate Secretary

Salt Lake City, Utah
March 20, 2019

Table of Contents

Letter to Control4 Stockholders from Martin Plaehn, CEO of Control4
NOTICE OF THE 2019 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT	1
GENERAL INFORMATION	1
PROPOSAL ONE	4
ELECTION OF DIRECTORS	4
● Number of Directors; Board Structure	4
● Nominees	4
● Recommendation of the Board of Directors	4
● Information Concerning Nominees for Election for a Three-Year Term Ending at the 2022 Annual Meeting	5
● Directors Continuing in Office Until the 2020 Annual Meeting	5
● Directors Continuing in Office Until the 2021 Annual Meeting	6
● Executive Officers	7
CORPORATE GOVERNANCE	8
● Meetings of the Board of Directors	8
● Code of Business Conduct and Ethics	8
● Corporate Governance Guidelines	8
● Independence of the Board of Directors	8
● Identifying and Evaluating Director Nominees	8
● Minimum Qualifications	9
● Stockholder Recommendations	9
● Stockholder Communications	9
● Board Leadership Structure	9
● Board’s Role in Risk Oversight	10
● Risks Related to Compensation Policies and Practices	10
● Board Committees	10
● Audit Committee	10
● Compensation Committee	11
● Nominating and Corporate Governance Committee	11
● Director Compensation	12
● 2018 Director Compensation	13
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	13
● Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm	14
● Audit Fees	14
● Recommendation of the Board of Directors	14
● Report of the Audit Committee of the Board of Directors	15
Approval, on a Non-Binding Advisory Basis, of the Compensation of Our Named Executive Officers	16
Non-Binding Advisory Vote on the Frequency of Future Non-Binding Advisory Votes to Approve the Compensation of Our Named Executive Officers	17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	18
● Section 16(a) Beneficial Ownership Reporting Compliance	19
● Equity Compensation Plan Information	19
EXECUTIVE COMPENSATION	20
● Compensation Discussion and Analysis	20
● Summary Compensation Table	34
● Grant of Plan Based Awards	35
● Outstanding Equity Awards at Fiscal Year-End	36
● Option Exercises and Stock Vested During Fiscal Year 2018	38
● Employment Arrangements with Our Named Executive Officers	39
● CEO Pay Ratio	41
● Report of the Compensation Committee of the Board of Directors	42
RELATED PARTY AND OTHER TRANSACTIONS	43
● Certain Relationships and Transactions	43
● Procedures for Approval of Related Party Transactions	43
Transaction of Other Business	43
ADDITIONAL INFORMATION	43
● Procedures for Submitting Stockholder Proposals	43

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 30, 2019

GENERAL INFORMATION

Our board of directors is soliciting your proxy for the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the associated Notice of the 2019 Annual Meeting of Stockholders (the “Notice”). The Annual Meeting will be held at 8:00 a.m. Mountain Time on April 30, 2019 at our corporate offices located at 11734 S. Election Road, Salt Lake City, Utah 84020. The Notice is first being sent, and the Proxy Statement is first being made available, to stockholders on or about March 20, 2019.

In this Proxy Statement the terms “Control4,” “Company,” “we,” “us,” and “our” refer to Control4 Corporation. The mailing address of our principal executive offices is Control4 Corporation, 11734 S. Election Road, Salt Lake City, Utah 84020.

Record Date	March 6, 2019
Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum.
Shares Outstanding	26,616,707 shares of common stock were outstanding as of March 6, 2019 and are entitled to vote at the Annual Meeting.
Voting	There are four ways a stockholder of record can vote:

(1) By Internet: You may vote over the Internet by following the instructions provided in the Notice or, if you receive your proxy materials by U.S. mail, by following the instructions on the proxy card.

(2) By Telephone: You may vote by calling the telephone number provided in the Notice or, if you receive your proxy materials by U.S. mail, you may vote by following the instructions on the proxy card.

(3) By Mail: If you receive your proxy materials by U.S. mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided.

(4) In Person: If you are a stockholder as of the Record Date, you may vote in person at the meeting. Submitting a proxy will not prevent stockholders from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on April 29, 2019. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.
Revoking Your Proxy

Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking their proxy or by filing with our Corporate Secretary another duly executed proxy bearing a later date before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the Record Date is entitled to one vote on any proposal presented at the Annual Meeting:
● For Proposal One, the election of directors, the three nominees receiving the plurality of votes entitled to vote and properly cast will be elected as directors.

●  For Proposal Two, a majority of the votes properly cast (meaning the number of shares voted “for” must exceed the number of shares voted “against”) is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

●  For Proposal Three, a majority of the votes properly cast (meaning the number of shares voted “for” must exceed the number of shares voted “against”) is required to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers.

● For Proposal Four, the frequency receiving the plurality of votes entitled to vote and properly cast will be considered the non-binding advisory vote of our stockholders.
Effect of Abstentions and Broker Non-Votes

Votes withheld from any nominee, abstentions, and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. With respect to the election of directors, you may vote “for” or “withhold” authority to vote for each of the nominees. Shares voting “withheld” have no effect on the election of directors. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, you may vote “for”, “against” or “abstain” from such proposal. Abstentions have no effect on the ratification of such appointment of Ernst & Young LLP. With respect to the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers, you may vote “for”, “against” or “abstain” from such proposal. Abstentions have no effect on the ratification of such approval. With respect to the determination, on a non-binding advisory basis, of the frequency of future non-binding advisory votes to approve the compensation of our Named Executive Officers, you may vote for “one year”, “two years”, “three years” or you may “abstain” from such proposal. Abstentions have no effect on such approval.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of Ernst & Young LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors, the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers, or the determination, on a non-binding advisory basis, of the frequency of future non-binding advisory votes to approve the compensation of our Named Executive Officers, unless you affirmatively provide the broker instructions on how to vote.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote for the election of the nominees for director, for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, for the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers, and for the option, on a non-binding advisory basis, of one-year as the preferred frequency of future non-binding advisory votes to approve the compensation of our Named Executive Officers. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results

We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation and Costs

We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. We have retained D.F. King & Co., Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail, and personal solicitation, and we will pay a fee of $6,500 plus expenses for these services. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Multiple Beneficial Owners at Same Address

If you are a beneficial owner of our common stock and there are multiple beneficial owners at the same address, you may receive fewer Notices or fewer paper copies of the Proxy Statement and our Annual Report on Form 10-K filed with the SEC on February 11, 2019 (the “Annual Report on Form 10-K”) than the number of beneficial owners at that address. The rules of the Securities and Exchange Commission (the “SEC”) permit American Stock Transfer & Trust Company, LLC, the Company’s transfer agent (“AST”), to deliver only one Notice, Proxy Statement and Annual Report on Form 10-K to multiple beneficial owners sharing an address, unless we receive contrary instructions from any beneficial owner at the same address.

If you receive your proxy materials through AST and (1) you currently receive only one copy of the proxy materials at a shared address but you wish to receive an additional copy of this Proxy Statement and the Annual Report on Form 10-K, or any future proxy statement or annual report, or (2) you share an address with other beneficial owners who also receive their separate proxy materials through AST and you wish to request delivery of a single copy of our annual report or proxy statement to the shared address in the future, please contact Investor Relations at Control4 Corporation, 11734 S. Election Road, Salt Lake City, Utah 84020 or call 888-400-4070 (toll free) or 801-523-3100.

PROPOSAL ONE
ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our amended and restated certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our board of directors. Immediately prior to the Annual Meeting, our board of directors will consist of eight members. Our board of directors is divided into three staggered classes of directors as nearly equal in number as possible. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class III directors expires at the Annual Meeting. The term of the Class I directors expires at the 2020 annual meeting and the term of the Class II directors expires at the 2021 annual meeting. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office. For this Proposal One to elect the Class III directors, the three nominees receiving the plurality of votes entitled to vote and cast will be elected as directors.

The following presents our current directors, their respective term on the board of directors, ages and positions as of February 28, 2019:

Name	Age	Position
Class I Directors whose terms will expire at the 2020 Annual Meeting
Mark Jensen(1)	68	Director
Phil Molyneux(2)	56	Director
Class II Directors whose terms will expire at the 2021 Annual Meeting
Rob Born(1)(3)	51	Director
James Caudill(3)	51	Director
Jeremy Jaech(1)	64	Director
Class III Directors whose terms will expire at the 2022 Annual Meeting, assuming they are re-elected at the 2019 Annual Meeting
David C. Habiger(2)(3)(4)	50	Director
Martin Plaehn	61	President, Chief Executive Officer and Chairman
Maria Thomas(2)	55	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee

(4)	Lead Independent Director

Nominees

Based on the recommendation of the nominating and corporate governance committee of our board of directors, our board of directors has nominated David C. Habiger, Martin Plaehn, and Maria Thomas for election as directors to serve for a three-year term ending at the 2022 Annual Meeting or until their successors are elected and qualified. Each of the nominees is a current member of our board of directors and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present board of directors. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the board of directors. The board of directors may fill such vacancy at a later date or reduce the size of the board of directors. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to determine that the person should serve as a director of the Company. In addition to the information presented below regarding each such person’s specific experience, qualifications, attributes and skills that led the board of directors and its nominating and corporate governance committee to the conclusion that she or he should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards.

Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board of directors. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the board of directors be comprised of independent directors whom the board of directors has determined have no material relationship with the Company and who are otherwise “independent” directors under the published listing requirements of The NASDAQ Stock Market LLC (“NASDAQ”). We have determined that with the exception of Mr. Plaehn, our President, Chief Executive Officer and Chairman, all of our other directors qualify as “independent” directors.

Information Concerning Nominees for Election for a Three-Year Term Ending at the 2022 Annual Meeting:

David C. Habiger has served as a member of our board of directors since September 2012, and as lead independent director since July 2015. Mr. Habiger serves as President and CEO of J.D. Power, a marketing information services company. Mr. Habiger previously served as CEO of Textura Corporation, a software company focused on construction management, from April 2015 through its sale to Oracle in June 2016. Mr. Habiger has been a Venture Partner with Pritzker Group since January 2013. From July 2011 until its sale to Cisco Systems in August 2012, Mr. Habiger served as the CEO of NDS Group Ltd., a provider of video software and content security solutions. From 2005 until its sale to Rovi Corporation in 2011, Mr. Habiger served as President and CEO of Sonic Solutions, a digital media software company. Mr. Habiger currently serves on the boards of directors of Echo Global Logistics, GrubHub, Stamps.com, and Xperi Corporation. Mr. Habiger also serves on the boards of directors of several private companies. During the past five years, Mr. Habiger served as a member of the board of directors of Enova, Immersion Corporation, RealD, Inc., DTS, Inc. and Textura Corporation. Mr. Habiger received a B.B.A. in business administration from St. Norbert College and an M.B.A. from the University of Chicago.

We believe that Mr. Habiger is qualified to serve as a director based on his service on other public- and private-company boards, his executive leadership experience and his experience in and knowledge of the industry in which we operate.

Martin Plaehn has served as Control4’s President and Chief Executive Officer, and a member of our board of directors since September 2011, and as chairperson of the board of directors since January 1, 2014. Prior to joining our company, Mr. Plaehn served as senior vice president of product & service development at RealNetworks, Inc., a provider of Internet media delivery software and services, from 2010 to 2011. Prior to that, Mr. Plaehn served as an advisor to chief executive officers, executive teams and investors for various technology companies from 2008 to 2010. Prior to that, Mr. Plaehn served as the president and chief executive officer at Bungee Labs, a cloud computing and platform-as-a-service company, from 2006 to 2008. Prior to that, Mr. Plaehn served as executive vice president of technology products & services at RealNetworks, Inc., from 1999 through 2004, and then led RealNetworks, Inc.’s casual games division from 2004 to 2005. Prior to that, Mr. Plaehn served as chairman and chief executive officer of Viewpoint Digital, which was acquired by CA, Inc., an information technology management company, in 1998. Mr. Plaehn holds a Bachelor of Arts in mathematics from the University of California, San Diego and is a graduate of the Executive Program for Scientists and Engineers at the University of California, San Diego.

We believe that Mr. Plaehn is qualified to serve as a director based on the perspective and experience he brings as our President and Chief Executive Officer and his experience as a seasoned executive.

Maria Thomas has been a member of our board of directors since February 2018. In 2016, Ms. Thomas served as the interim CEO and strategic advisor to Glamsquad, a NYC-based startup offering beauty services on demand. Prior to that, from February 2013 to August 2015, Ms. Thomas served as Chief Marketing and Consumer Officer for SmartThings, an early entrant into the DIY smart home market that was acquired by Samsung in 2014. From 2008 to 2010, Ms. Thomas was the first non-founder CEO at Etsy, and under her leadership, Etsy became a trusted global brand with gross merchandise sales of more than $300 million. From 2001 to 2008, she was SVP and GM of NPR Digital, and she helped drive NPR’s successful transformation from a radio-only company to a multimedia enterprise. Ms. Thomas currently serves on the boards of McClatchy which is listed on the NYSE American, and of the privately-held digital textile printing and e-commerce company, Spoonflower. Ms. Thomas started her career on Wall Street as a financial analyst and spent seven years as an Investment Officer with the International Finance Corporation, the World Bank’s private sector arm. She graduated with honors from Boston University and received her MBA from Northwestern University’s Kellogg School of Management.

We believe Ms. Thomas is qualified to serve as a director based on her digital management and product experience, her work with investors and venture capitalists, and her service as a director on other public and private boards.

Directors Continuing in Office Until the 2020 Annual Meeting

Mark Jensen has been a member of our board of directors since April 2015. Mr. Jensen has over 35 years of experience providing audit and financial consulting services to companies in the technology industry. He served as the U.S. Managing Partner-Audit and Enterprise Risk Services, Technology Industry and the U.S. Managing Partner-Venture Capital Services Group at Deloitte LLP until his retirement from the firm in June 2012. Prior to joining Deloitte as a partner in 2001, he was briefly the CFO for Redleaf Group and prior to that, a partner with Arthur Andersen LLP, where he was the Managing Partner of the Silicon Valley Office and also led the Global Technology Industry Practice. Mr. Jensen is a member of the Board of Directors and Audit Committee Chairman of Lattice Semiconductor Corporation and ForeScout

Technologies, Inc., both of which are public companies listed on NASDAQ. He previously was a member of the Board of Directors of Unwired Planet, Inc., a public company listed on NASDAQ, where he served as Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Jensen is a certified public accountant licensed in Colorado and California and is a member of the American Institute of Certified Public Accountants. Mr. Jensen holds degrees from Colorado State University and Metropolitan State College of Denver.

We believe that Mr. Jensen is qualified to serve as a director based on his extensive accounting experience, service as a director on other boards, his current and executive experience, and his experience in and knowledge of the industry in which we operate.

Phil Molyneux has been a member of our board of directors since April 2015. Mr. Molyneux currently serves as Global President for Freeman Company, He previously served as Area President for the Americas at Dyson Inc. from January 2016 to August 2018. Prior to joining Dyson, from February 2015 to November 2015, Mr. Molyneux was Chief Operating Officer of i.am.plus Inc. Prior to Mr. Molyneux’s appointment at i.am.plus, Mr. Molyneux held executive and leadership positions at Sony for more than 25 years, including: Chairman, Sony Electronics Inc.; President and COO, Sony Electronics Inc.; Managing Director, Sony Central & Southeast Europe; Managing Director & Vice President, Sony Europe; Vice President, Computer Peripherals & Components, Sony Europe, as well as several multi-year roles in product and sales management. Mr. Molyneux graduated from Newbury Technical College and from the University of Westminster (formerly Polytechnic of Central London).

We believe that Mr. Molyneux is qualified to serve as a director based on his service as a director on other boards, his executive leadership experience, and his experience in and knowledge of the industry in which we operate.

Directors Continuing in Office Until the 2021 Annual Meeting

Rob Born has been a member of our board of directors since June 2011. Mr. Born is currently the Vice President of Corporate and Business Development at Vocera Communications, a leading provider of wireless communication systems. Prior to joining Vocera Communications in 2014, Mr. Born managed Thomas Weisel Venture Partners, an early stage technology venture capital fund that he joined in 2001. Prior to Thomas Wiesel Venture Partners, Mr. Born was an investment banker with Montgomery Securities. Mr. Born has served on the boards of several private companies. Mr. Born holds a Bachelor of Arts in English literature from Amherst College, and a Master of Business Administration and a Juris Doctorate from Duke University. Mr. Born is also a member of the California State Bar.

We believe that Mr. Born is qualified to serve as a director based on his experience as a seasoned investor and a current and former director of many companies, as well as his knowledge of the industry in which we operate.

James Caudill has been a member of our board of directors since October 2014. Mr. Caudill currently serves as the Chief Executive Officer of WernerCo, a global manufacturer and marketer of leading access, storage, and safety and security products. From 2010 to 2017, Mr. Caudill served as the chairman and CEO of D+M Group (formerly D&M Holdings), which managed a portfolio of companies that manufactured high-end audio, video and home theater equipment, including the Denon, Marantz and Boston Acoustics brands. Prior to D+M Group, Mr. Caudill served as president of the Hardware and Home Improvement group at Black & Decker Corporation from 2005 to 2010. Mr. Caudill joined Black & Decker as a retail sales representative in June 1990 and served in positions of increasing responsibility in national sales, product management, brand management and marketing. Mr. Caudill earned a B.S. in Marketing and Transportation Logistics from Ohio State University and an M.B.A. from Loyola College.

We believe that Mr. Caudill is qualified to serve as a director based on his service as a director on other boards, his current and prior executive leadership, and his experience in and knowledge of the industry in which we operate.

Jeremy Jaech has been a member of our board of directors since May 2014. Mr. Jaech has many years of experience as a technology entrepreneur, public-company CEO and board member. In October 2012, Mr. Jaech founded SNUPI Technologies, an early-stage company manufacturing and marketing low-cost sensor networks to consumers, and Mr. Jaech served as its CEO until December 2015. Prior to that, Mr. Jaech served as the CEO of Verdiem, a company in the enterprise PC energy-management market, from 2007 to 2011. Prior to that, Mr. Jaech served as CEO of Trumba, a company that provides toolsets for publishing and promoting events online, from 2003 to 2007. In 1990, Mr. Jaech co-founded Visio, a software company providing business drawings to businesses, and served as its CEO until 2000, when it was acquired by Microsoft. In 1984, Mr. Jaech co-founded Aldus, a pioneer in desktop publishing through its flagship PageMaker software until he left the company in 1989. Mr. Jaech holds a Bachelor of Arts in Mathematics and a Master of Science in Computer Science from the University of Washington.

We believe that Mr. Jaech is qualified to serve as a director based on his service as a director on other public-company boards, his executive leadership as the CEO of both private and public companies, and his experience in and knowledge of the industry in which we operate.

Executive Officers

The following presents our current executive officers, their respective ages and positions as of March 20, 2019:

Name	Age	Position
Martin Plaehn	61	President, Chief Executive Officer and Chairman
Mark Novakovich	51	Chief Financial Officer
Susan Cashen	58	Senior Vice President, Marketing
Jeff Dungan	49	Senior Vice President, Supply Chain Operations and Business Development
Joshua D. Ellis	39	General Counsel, Chief Compliance Officer and Corporate Secretary
Bryce Judd	44	Senior Vice President, Global Sales
Charles Kindel	52	Senior Vice President, Products & Services

Martin Plaehn has served as Control4’s President and Chief Executive Officer, and as a member of our board of directors since September 2011, and as chairperson of the board of directors since January 1, 2014, and his biographical information is provided with our other directors above.

Mark Novakovich has served as our Chief Financial Officer since August 2015. Mr. Novakovich has been with Control4 since 2004. For several years prior to his appointment as CFO, from March 2004 to August 2015, Mr. Novakovich served as our Vice President of Finance. Prior to his employment with Control4, Mr. Novakovich held several senior finance positions including Corporate Controller at I-Link, a developer of VoIP technology and products from 2003 to 2004 and Chief Financial Officer at Lineo, a global provider of embedded Linux products, tools and services (acquired by Motorola) from 2000 to 2003. Mr. Novakovich began his career in public accounting at Coopers & Lybrand (now PricewaterhouseCoopers) in 1992. Mr. Novakovich received his Bachelor of Science in accounting from Brigham Young University.

Susan Cashen has served as our Senior Vice President, Marketing, since June 2010. Prior to that, Ms. Cashen managed marketing for our company’s energy business unit from 2009 to 2010. Prior to joining our company, Ms. Cashen served as vice president of marketing at MyWaves, a mobile video service, from 2006 to 2009. Prior to that, Ms. Cashen served as the vice president of communications and vice president of marketing at TiVo Inc. from 2000 to 2005. Ms. Cashen holds a Bachelor of Arts in Russian studies from Hamilton College.

Jeff Dungan has served as our Senior Vice President, Supply Chain Operations and Business Development since April 2010, and our Senior Vice President, Supply Chain/Manufacturing, since June 2006. Prior to joining our company, Mr. Dungan held positions of senior director of information technology operations and general and administrative business solutions for BEA Systems, an enterprise infrastructure software products company, from 2001 to 2006. Mr. Dungan holds a Bachelor of Science in computer and electrical engineering from Colorado State University.

Joshua D. Ellis has served as our served as our General Counsel, Chief Compliance Officer and Corporate Secretary since May 2019. Prior to this Mr. Ellis served as our Assistant General Counsel since August 2010. Prior to joining Control4, Mr. Ellis served as legal counsel to Ivanti (formerly LANDesk Software), managing legal affairs through a period of significant growth, and through the company’s acquisition by Emerson Electric. Mr. Ellis holds a Juris Doctorate from Georgetown University Law Center and a Bachelor of Arts in economics from Brigham Young University.

Bryce Judd has served as our Senior Vice President, Global Sales, since June 2016. Prior to joining our company, Mr. Judd was the Vice President of Channel Sales and Business Development at Motive Inc., a subdivision of Nokia Corporation offering a customer experience management software for connected devices and mobile services, including home automation. Prior to joining Motive Inc. in 2007, Mr. Judd was at Sprint Nextel Corporation where he served as Senior Director of Channel Sales and Operations. Mr. Judd graduated from the University of San Francisco with a Bachelor of Science in economics, and he earned a Master of Business Administration from the University of Virginia, Darden Business School.

Charles Kindel has served as our Senior Vice President, Products & Services since August 2018. Prior to coming to Control4, from 2013 to 2018, Mr. Kindel created, led and grew Amazon’s Alexa Smart Home division. From 1990 to 2011, Mr. Kindel served at Microsoft as a General Manager and helped create Premier Support, Internet Explorer, COM/ActiveX, Windows NT, Windows home networking, Windows Media Center, Windows Home Server, and Windows Phone 7. Mr. Kindel earned his Bachelor of Science in systems engineering from the University of Arizona.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

Our board of directors held four regular and special meetings in 2018. During their respective terms of service, each director attended at least 75% of all meetings of the board of directors and the committees on which they served, which were held during 2018. Under our corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are also expected to try to attend in person our annual meeting of stockholders, all meetings of the board of directors, and all meetings of the committees on which they serve.

Code of Business Conduct and Ethics

We are committed to the highest standards of integrity and ethics in the way we conduct our business. In 2013, our board of directors adopted a Code of Business Conduct and Ethics, which applies to all of our employees, officers and directors, including our chief executive officer, our chief financial officer, and our other executive and senior officers. Our Code of Business Conduct and Ethics establishes our policies and expectations with respect to a wide range of business conduct, including the preparation and maintenance of our financial and accounting information, our compliance with laws, and possible conflicts of interest.

Under our Code of Business Conduct and Ethics, each of our directors and employees is required to report suspected or actual violations to the extent permitted by law. In addition, we have adopted separate procedures concerning the receipt and investigations of complaints relating to accounting or audit matters. These procedures have been adopted by the board of directors and are administered by our audit committee.

A copy of our Code of Business Conduct and Ethics is available on the Corporate Governance section of our website at http://investor.control4.com/corporate-governance.cfm. A copy of our Code of Business Conduct and Ethics may also be obtained without charge by contacting our Corporate Secretary at Control4 Corporation, 11734 S. Election Road, Salt Lake City, Utah 84020. If there are any amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), we intend to post them on our website and/or include them in our public filings with the SEC.

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, NASDAQ and our certificate of incorporation and bylaws. Our corporate governance guidelines are available in the Corporate Governance section of our website at http://investor.control4.com/corporate-governance.cfm. Although these corporate governance guidelines have been approved by the board of directors, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the board of directors at any time as it deems appropriate.

Independence of the Board of Directors

Consistent with our corporate governance guidelines and NASDAQ rules, our board of directors has determined that, as of the date of this Proxy Statement, seven out of the eight members of our board of directors are “independent” within the meaning of the director independence standards of NASDAQ and the SEC, the non-independent member being Martin Plaehn, our President, Chief Executive Officer and Chairman. In addition, our board of directors has determined that all members of the audit, compensation and nominating and corporate governance committees satisfy the applicable independence criteria of the SEC and NASDAQ. In making these determinations, the board of directors considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships. There are no family relationships among any of our directors or executive officers.

At least annually, the board of directors evaluates all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the board of directors will make an annual determination of whether each director is independent within the meaning of NASDAQ’s, the SEC’s, and our applicable committees’ independence standards.

Identifying and Evaluating Director Nominees

The board of directors is responsible for selecting its own members. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors’ approval as director nominees for election to the board of directors.

Minimum Qualifications

The nominating and corporate governance committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the board of directors’ selection as nominees for the board of directors and as candidates for appointment to the board of directors’ committees. The nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other nominees to the board of directors, in collectively serving the long-term interests of the stockholders.

In evaluating proposed director candidates, the nominating and corporate governance committee may consider, in addition to the minimum qualifications and other criteria for board of directors membership approved by the board of directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of the board of directors.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to the Corporate Secretary at Control4 Corporation, 11734 S. Election Road, Salt Lake City, Utah 84020, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The board of directors provides to every stockholder the ability to communicate with the board of directors, as a whole, and with individual directors on the board of directors through an established process for stockholder communication. For a stockholder communication directed to the board of directors as a whole, stockholders may send such communication via U.S. Mail or Expedited Delivery Service to: Control4 Corporation, 11734 S. Election Road, Salt Lake City, Utah 84020, Attn: Corporate Secretary, or they may send electronic messages via the Investor Relations section of our website at http://investor.control4.com/directors.cfm. For a stockholder communication directed to an individual director in his or her capacity as a member of the board of directors, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Control4 Corporation, 11734 S. Election Road, Salt Lake City, Utah 84020, Attn: [Name of Individual Director].

We will forward by U.S. Mail any such stockholder communication to each director, and the chairperson of the board in his or her capacity as a representative of the board of directors, to whom such stockholder communication is addressed to the address specified by each such director and the chairperson of the board, unless there are safety or security concerns that mitigate against further transmission.

Board Leadership Structure

Our board of directors currently believes that our company is best served by combining the roles of chairperson of the board and chief executive officer, coupled with a lead independent director. Our board of directors believes that as chief executive officer, Mr. Plaehn is the director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. Our independent directors bring experience, oversight and expertise from outside our company, while our chief executive officer brings company-specific experience and expertise. Our board of directors believes that the combined role of chairperson and chief executive officer is the best leadership structure for us at the current time as it promotes the efficient and effective development and execution of our strategy and facilitates information flow between management and our board of directors. The board of directors recognizes, however, that no single leadership model is right for all companies at all times. Our corporate governance guidelines provide that the board of directors should be free to choose a chairperson of the board based upon the board’s view of what is in the best interests of our company. Accordingly, the board of directors periodically reviews its leadership structure.

Since July 2015, David Habiger has served as our lead independent director. As the lead independent director, Mr. Habiger is responsible for coordinating the activities of the independent directors. Among other things, the lead independent director has the following specific responsibilities:

●	Call special meetings of the independent directors and chair meetings of independent directors;

●	Act as the principal liaison between the non-employee directors and the chairperson of the board on sensitive issues;

●	Work with the chairperson of the board to develop a schedule of meetings for the board of directors and provide input with respect to meeting agendas for the board of directors and its committees;

●	Advise the chairperson of the board with respect to the quality, quantity and timeliness of the flow of information from Company management;

●	Coordinate and moderate executive sessions of the independent directors; and

●	Perform such other duties as the board of directors may from time to time delegate to the lead independent director.

Board’s Role in Risk Oversight

The board of directors’ role in overseeing the management of our risks is conducted primarily through committees of the board of directors, as disclosed in the charters of each of the committees. The full board of directors (or the appropriate board of directors committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on our company, and the steps we take to manage them. When a board of directors committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board of directors meeting. This enables the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Risks Related to Compensation Policies and Practices

When determining our compensation policies and practices, our compensation committee and board of directors considered various matters relative to the development of a reasonable and prudent compensation program, including whether the policies and practices were reasonably likely to have a material adverse effect on us. We believe that the mix and design of our executive compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on us for the following reasons: we offer an appropriate balance of short- and long-term incentives and fixed and variable amounts; our variable compensation is based on a balanced mix of time-based and performance criteria; and our compensation committee has the authority to adjust variable compensation as appropriate to account for substantial changes to the business such as acquisitions. See Compensation Discussion and Analysis elsewhere in this Proxy Statement for more information on our compensation philosophy, objectives and policies.

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. The audit committee, compensation committee and nominating and corporate governance committee all operate under charters approved by our board of directors (copies of which can be found on the Investor Relations section of our website at http://investor.control4.com/corporate-governance.cfm. Our board of directors may from time to time establish other committees.

Audit Committee. Our audit committee oversees our corporate accounting and financial reporting process and assists the board of directors in monitoring our financial systems and our legal and regulatory compliance. Our audit committee will also:

●	Oversee the work of our independent auditors;

●	Approve the hiring, discharging and compensation of our independent auditors;

●	Approve engagements of the independent auditors to render any audit or permissible non-audit services;

●	Review the qualifications and independence of the independent auditors;

●	Monitor the rotation of partners of the independent auditors on our engagement team as required by law;

●	Review our financial statements and review our critical accounting policies and estimates;

●	Review the adequacy and effectiveness of our internal controls; and

●	Review and discuss with management and the independent auditors the results of our annual audit and our quarterly financial statements.

The members of our audit committee are Messrs. Born, Jaech, and Jensen. Mr. Jensen is our audit committee chairperson. Our board of directors has concluded that the composition of our audit committee meets the requirements for independence under, and the functioning of our audit committee complies with, the current requirements of applicable SEC and NASDAQ rules, and that Mr. Jensen is our audit committee financial expert as defined under applicable SEC rules. The audit committee held six meetings during 2018.

Compensation Committee. Our compensation committee oversees our corporate compensation programs. The compensation committee’s responsibilities include:

●	Reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

●	Evaluating the performance of our chief executive officer in light of established goals and objectives, and determining the compensation of our chief executive officer;

●	Reviewing and approving compensation of our other executive officers;

●	Reviewing and establishing our overall management compensation, philosophy and policy;

●	Overseeing and administering our compensation and similar plans;

●	Evaluating and assessing potential and current compensation advisors in accordance with the independence standards in the applicable NASDAQ rules;

●	Retaining and approving the compensation of any compensation advisers;

●	Reviewing and approving our policies and procedures for the grant of equity-based awards;

●	Reviewing and making recommendations to the board of directors with respect to the compensation of our directors;

●	Preparing the compensation committee report required by SEC rules to be included in our annual proxy statement or Annual Report on Form 10-K; and

●	Reviewing and discussing with management the compensation disclosure required to be included in our annual proxy statement or Annual Report on Form 10-K.

In reviewing and approving these matters, our compensation committee considers such matters as it deems appropriate, including our financial and operating performance, the alignment of interests of our executive officers and our stockholders and our ability to attract and retain qualified individuals. For executive compensation decisions, our compensation committee typically considers the recommendations of external consultants and our chief executive officer (other than with respect to decisions related to his own compensation). For additional information about our compensation policies, see Compensation Discussion and Analysis elsewhere in this Proxy Statement.

The members of our compensation committee are Messrs. Habiger and Molyneux and Ms. Thomas. Mr. Habiger is the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee is independent under the applicable NASDAQ rules and SEC rules and regulations, is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and is a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The compensation committee held one meeting during 2018.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was an employee or officer of Control4 during 2018, is a former officer of Control4, or had any other relationship with us requiring disclosure herein.

During the last fiscal year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (2) a director of another entity, one of whose executive officers served on our compensation committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our board of directors.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending corporate governance policies and nominees for election to our board of directors. The nominating and corporate governance committee will also:

●	Evaluate and make recommendations regarding the organization and governance of the board of directors and its committees;

●	Assess the performance of members of the board of directors and make recommendations regarding committee and chair assignments;

●	Recommend desired qualifications for board of director membership and conduct searches for potential members of the board of directors; and

●	Review and make recommendations with regard to our corporate governance guidelines.

The members of our nominating and corporate governance committee are Messrs. Born, Caudill, and Habiger. Mr. Born is the chairperson of our nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee is independent under the applicable NASDAQ rules. The nominating and corporate governance committee held one meeting during 2018.

Director Compensation

In 2013, we implemented a director compensation policy. We believe that a combination of cash and equity compensation is appropriate to attract and retain the individuals we desire to serve on our board of directors and that this approach is comparable to the policies of our peers. More specifically, our cash compensation policies are designed to encourage frequent and active interaction between directors and our executives both during and between formal meetings as well as to compensate our directors for their time and effort. Further, we believe it is important to align the long-term interests of our non-employee directors with those of the Company and our stockholders and that awarding equity compensation to, and thereby increasing ownership of our common stock by, our non-employee directors is an appropriate means to achieve this alignment.

In March 2014, our board of directors amended our director compensation policy regarding cash compensation and grants of equity compensation for “Qualifying Directors.” To meet the requirements of being a “Qualifying Director,” a director (A) cannot be an employee or officer of the Company or any of our subsidiaries, and (B) cannot have the ability to influence or direct investment decisions concerning the ownership our securities for an investment fund, venture capital fund, partnership or similar entity. Furthermore, based on the recommendation of the compensation committee, in each of 2016, 2017, and 2018, in order to continue to be able to attract and retain highly qualified directors, we amended the director compensation policy in certain respects to bring our director compensation closer to the median compensation of the boards of directors of our peer companies as determined by an external report prepared by Compensia, a national compensation consultant retained by the compensation committee. Compensia also served as our executive compensation advisor in 2018.

Our Qualifying Directors receive an annual cash retainer for board and committee service in addition to equity compensation, as set forth in further detail in the table below.

Cash Compensation

Qualifying Directors are entitled to receive the following annual cash compensation for their services:

Retainer	$40,000
Additional retainer for audit committee chairperson	$20,000
Additional retainer for other audit committee members (other than the chairperson)	$10,000
Additional retainer for compensation committee chairperson	$13,000
Additional retainer for other compensation committee members (other than the chairperson)	$6,000
Additional retainer for nominating and corporate governance chairperson	$9,000
Additional retainer for other nominating and corporate governance members (other than the chairperson)	$4,000
Additional retainer for chairperson of the board of directors	$24,000
Additional retainer for lead independent director	$18,000

Equity Compensation

Each Qualifying Director who first joins our board of directors, and each existing director who subsequently meets the requirements of a Qualifying Director for the first time, will be granted stock options and/or restricted stock units (“RSUs”), at the Company’s option, with a combined value of $187,500 (such options and/or RSUs to vest in equal annual installments over a three-year period from the date of grant). In addition, each continuing Qualifying Director who has served as a Qualifying Director of the Company for a minimum of nine months prior to our annual meeting of stockholders will be granted additional stock options and/or RSUs, at our option following our annual meeting, with a combined value of $125,000 (such options and/or RSUs to vest in an open trading window approximately one year from the date of grant). Each Qualifying Director is subject to the Company’s minimum stock ownership guidelines as described in Compensation Discussion and Analysis elsewhere in this Proxy Statement.

In March 2018, our board of directors considered and agreed to further amend our director compensation policy such that the vesting of any unvested portion of any grant of equity compensation that has been or will be issued to members of the board of directors pursuant to our director compensation policy will accelerate upon the consummation of any of the following events: (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the stock of the Company to an unrelated person or entity, or (iv) any other transaction in which the owners of the Company’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

2018 Director Compensation

The following table sets forth information concerning compensation paid or accrued for services rendered to us by the non-employee members of our board of directors for the fiscal year ended December 31, 2018. Mr. Plaehn, our President and Chief Executive Officer, did not receive any additional compensation for his service as our director. The compensation received during 2018 by Mr. Plaehn for his service as an employee is reflected under “Executive Compensation—Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Rob Born(2)	57,000	149,107	206,107
James Caudill(3)	42,917	149,107	192,024
David C. Habiger(4)	71,000	149,107	220,107
Jeremy Jaech(5)	47,250	149,107	196,357
Mark Jensen(6)	58,000	149,107	207,107
Phil Molyneux(7)	44,000	149,107	193,107
Maria Thomas(8)	40,333	137,706	178,039

(1)

The amounts reported in the Stock Awards column represent the aggregate grant date fair value of the RSUs granted to the non-employee directors during 2018, computed in accordance with ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. The valuation assumptions used in determining such amounts are described in Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K. The amounts reported in this column reflect the accounting cost for these stock-based awards, and do not correspond to the actual economic value that may be received by the non-employee directors from the awards.

(2)	As of December 31, 2018, Mr. Born held outstanding options to purchase an aggregate of 25,154 shares of our common stock and 5,950 outstanding RSUs.

(3)	As of December 31, 2018, Mr. Caudill held outstanding options to purchase an aggregate of 16,757 shares of our common stock and 5,950 outstanding RSUs.

(4)	As of December 31, 2018, Mr. Habiger held outstanding options to purchase an aggregate of 36,343 shares of our common stock and 5,950 outstanding RSUs.

(5)	As of December 31, 2018, Mr. Jaech held 5,950 outstanding RSUs.

(6)	As of December 31, 2018, Mr. Jensen held outstanding options to purchase an aggregate of 23,374 shares of our common stock and 5,950 outstanding RSUs.

(7)	As of December 31, 2018, Mr. Molyneux held outstanding options to purchase an aggregate of 23,374 shares of our common stock and 5,950 outstanding RSUs.

(8)	As of December 31, 2018, Ms. Thomas held 5,900 outstanding RSUs.

PROPOSAL TWO
RATIFICATION OF THE APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2019, and we are asking you and other stockholders to ratify this appointment. Ernst & Young LLP has served as our independent registered public accounting firm since our inception in 2003.

The audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the board of directors determined to submit to stockholders for ratification the appointment of Ernst & Young LLP. A majority of the votes properly cast is required in order to ratify such appointment. In the event that a majority of the votes properly cast do not ratify this appointment of Ernst & Young LLP, we will review our future appointment of Ernst & Young LLP.

We expect that a representative of Ernst & Young LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

In connection with our initial public offering, we adopted a policy under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed below. The audit committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.

In addition, in the event time constraints require pre-approval prior to the audit committee’s next scheduled meeting, the audit committee has authorized its Chairperson to pre-approve services. Engagements so pre-approved are to be reported to the audit committee at its next scheduled meeting.

Audit Fees

The following table sets forth the fees billed by Ernst & Young LLP for audit, audit-related, tax and all other services rendered for 2018 and 2017:

Fee Category	2018	2017
Audit Fees	$1,145,047	$888,593
Audit-Related Fees	224,748	—
Tax Fees	—	—
All Other Fees	5,200	5,170
Total Fees	$1,374,995	$893,763

Audit Fees. Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees”.

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These fees consisted of amounts paid for the use of an online accounting research tool.

The audit committee pre-approved all services performed since the pre-approval policy was adopted.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

AUDIT COMMITTEE REPORT

Report of the Audit Committee of the Board of Directors

The information contained in this audit committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that Control4 Corporation (the “Company”) specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the board of directors of the Company (the “Board”). The audit committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of the Company, and the Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable rules of The NASDAQ Stock Exchange LLC (“NASDAQ”). Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. The Board has designated Mr. Jensen as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee operates under a written charter adopted by the Board.

The audit committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The audit committee has reviewed the Company’s consolidated financial statements for 2018 and met with management, as well as with representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard 1301, “Communications with Audit Committees.”

In addition, the audit committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with members of Ernst & Young LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the Board that the Company’s audited consolidated financial statements for 2018 be included in its Annual Report on Form 10-K for 2018.

Audit Committee

Mark Jensen (Chairperson)
Rob Born
Jeremy Jaech

PROPOSAL THREE

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Executive compensation is an important matter for the Company and our stockholders. This proposal gives our stockholders the opportunity to cast a non-binding advisory vote to approve compensation to our Named Executive Officers set forth in the Summary Compensation Table. For this Proposal Three, a majority of the votes properly cast (meaning the number of shares voted “for” must exceed the number of shares voted “against”) is required to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers.

Our executive compensation programs aim to address a number of objectives, such as attracting and retaining highly qualified executive officers, rewarding loyalty and teamwork and motivating our Named Executive Officers to achieve returns for our stockholders. We believe our executive compensation program is strongly aligned with the long-term interests of our stockholders. Furthermore, we believe that the various elements of our executive compensation program promote our goal of attracting and retaining qualified individuals while ensuring that total compensation is related to the Company’s financial performance.

We urge you to carefully read the Compensation Discussion and Analysis section of this proxy statement for additional information regarding our executive compensation program, including our compensation philosophy and objectives, and the 2018 compensation of the Named Executive Officers. The following highlights important aspects of executive compensation with respect to our Named Executive Officers in fiscal year 2018:

●	Approximately 75% of total compensation for our Named Executive Officers is “at-risk” and tied to achievement of internal performance targets or Company stock performance;

●	We granted long-term performance-based RSUs (“PSUs”) and RSUs to link the interests of our Named Executive Officers with those of our stockholders; and

●

We have a stock ownership policy requiring our CEO to hold Control4 stock equal to at least three times the value of his annual base salary and our other Named Executive Officers to hold Control4 stock equal to at least one times the value of his or her annual base salary.

We request stockholder approval of the compensation of our Named Executive Officers as disclosed pursuant to the requirements of Section 14A of the 1934 Act and the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables). Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

As a non-binding advisory vote, this proposal is not binding upon the Company. However, the compensation committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act provides that stockholders must be given the opportunity to vote, on a non-binding advisory basis, for their preference as to how frequently we should seek future non-binding advisory votes to approve the compensation of our Named Executive Officers, as disclosed in accordance with the compensation disclosure rules of the SEC, which we refer to as a non-binding advisory vote to approve the compensation of our named executive officers.

By voting with respect to this proposal, stockholders may indicate whether they would prefer that we conduct future non-binding advisory votes to approve the compensation of our Named Executive Officers every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal. Our board of directors has determined that an annual non-binding advisory vote to approve the compensation of our Named Executive Officers will allow our stockholders to provide timely and direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The board of directors believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

Vote Required

Stockholders will not be voting to approve or disapprove of the recommendation of our board of directors. The proxy card provides stockholders with the opportunity to choose among four options with respect to this proposal (holding the vote every one, two, or three years, or abstaining). The option that receives the highest number of votes from the voting power of shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon will be deemed to be the frequency preferred by our stockholders. Abstentions and broker non-votes will have no effect on this proposal.

As an advisory vote, this proposal will not be binding on the Company, our board of directors or our compensation committee in any way. As such, the results of the vote will not be construed to create or imply any change to the fiduciary duties of our board of directors. Our board of directors may decide that it is in the best interests of our stockholders and the Company to hold a non-binding advisory vote on our named executive officer compensation more or less frequently than the option approved by our stockholders. Notwithstanding the non-binding advisory nature of this vote, the Company recognizes that the stockholders may have different views as to the best approach for the Company and looks forward to hearing from stockholders as to their preferences on the frequency of a non-binding advisory vote on executive compensation.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF “ONE YEAR” AS THE PREFERRED FREQUENCY FOR FUTURE NON-BINDING ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of February 28, 2019, for:

●	Each person known by us to be the beneficial owner of more than 5% of our common stock;

●	Our Named Executive Officers;

●	Each of our directors and director nominees; and

●	All executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 26,616,707 shares of common stock outstanding as of February 28, 2019. Options to purchase shares of our common stock that are exercisable within 60 days of February 28, 2019, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Unless otherwise indicated, the address for each beneficial owner is c/o Control4 Corporation, 11734 S. Election Road, Salt Lake City, Utah 84020.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Shares	Percentage
5% Stockholders:
BlackRock, Inc.(1)	3,946,426	14.8
The Vanguard Group(2)	1,920,208	7.2

Named Executive Officers and Directors:
Martin Plaehn(3)	334,001	1.2
Mark Novakovich(4)	48,513	*
Susan Cashen(5)	47,516	*
Bryce Judd(6)	12,799	*
Charles Kindel(7)	18,406	*
Rob Born(8)	40,587	*
James Caudill(9)	34,492	*
David C. Habiger(10)	54,078	*
Jeremy Jaech(11)	33,135	*
Mark Jensen(12)	38,109	*
Phil Molyneux(13)	36,397	*
Maria Thomas(14)	1,966	*
All executive officers and directors as a group (14 persons)(15)	777,009	2.9

*	Represents beneficial ownership of less than 1%.

(1)

Based solely on information reported on Schedule 13G/A filed with the SEC on January 24, 2019 by BlackRock, Inc. (“BlackRock”), reporting beneficial ownership as of December 31, 2018, has sole dispositive power for all the shares reported, and sole voting power for 3,864,641of the shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(2)

Based solely on information reported on Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group (“Vanguard”), reporting beneficial ownership as of December 31, 2018, with sole dispositive power as to 1,883,926 shares, sole voting power with respect to 36,616 shares, shared dispositive power as to 36,282 shares and shared voting power with respect to 1,700 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Consists of 147,356 shares of common stock, options to purchase 185,802 shares including those exercisable within 60 days of February 28, 2019, and 843 shares held in this person’s 401(k) Plan account.

(4)	Consists of 27,654 shares of common stock, options to purchase 20,000 shares including those exercisable within 60 days of February 28, 2019, and 859 shares held in this person’s 401(k) Plan account.

(5)	Consists of options to purchase 46,662 shares including those exercisable within 60 days of February 28, 2019, and 854 shares held in this person’s 401(k) Plan account.

(6)	Consists of 8,844 shares of common stock, options to purchase 3,125 shares including those exercisable within 60 days of February 28, 2019, and 830 shares held in this person’s 401(k) Plan account.

(7)	Consists of 18,192 shares of common stock and 214 shares held in this person’s 401(k) Plan account.

(8)	Consists of 15,433 shares of common stock and options to purchase 25,154 shares including those exercisable within 60 days of February 28, 2019.

(9)	Consists of 17,735 shares of common stock and options to purchase 16,757 shares including those exercisable within 60 days of February 28, 2019.

(10)	Consists of 17,735 shares of common stock and options to purchase 36,343 shares including those exercisable within 60 days of February 28, 2019.

(11)	Consists of 33,135 shares of common stock.

(12)	Consists of 14,735 shares of common stock and options to purchase 23,374 shares including those exercisable within 60 days of February 28, 2019.

(13)	Consists of 13,023 shares of common stock and options to purchase 23,374 shares including those exercisable within 60 days of February 28, 2019.

(14)	Consists of 1,966 shares of common stock.

(15)

Consists of 353,315 shares held of record by our current executive officers and directors, and options to purchase 418,946 shares, including those exercisable within 60 days of February 28, 2019, and 4,748 shares held in such persons’ 401(k) Plan accounts.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

During the fiscal year ended December 31, 2018, one of our executive officers and one of our directors failed to file certain Form 4s on a timely basis. Mr. Ellis reported an aggregate of three transactions on one late Form 4 filing and Ms. Thomas filed a Form 5 in lieu of filing a timely Form 4 with respect to one transaction. Except for the foregoing, to our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2018, all other required reports were filed on a timely basis under Section 16(a).

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2018 regarding shares of common stock that may be issued under our equity compensation plans, consisting of our 2013 Stock Option and Incentive Plan and our 2003 Equity Incentive Plan. We do not have any non-stockholder approved equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,905,577	(1)	$12.98	(1)	2,054,346	(2)
Equity compensation plans not approved by security holders	—		—		—
Total	1,905,577		$12.98	(1)	2,054,346

(1)

At December 31, 2018, we had 1,081,212 outstanding options with a weighted-average exercise price of $12.98. per share and 824,365 unvested RSUs under plans that have been approved by the stockholders. The weighted-average exercise price is calculated solely based on outstanding options.

(2)

On each January 1, the number of shares reserved and available for issuance under our 2013 Stock Option and Incentive Plan (“2013 Stock Plan”) will automatically increase by 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, will be added back to the shares of common stock available for issuance under the plan. The Company no longer makes grants under the 2003 Equity Incentive Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2018. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the compensation committee of our board of directors (the “compensation committee”) arrived at the specific compensation decisions for our executive officers in 2018 and discusses the key factors that the compensation committee considered in determining compensation.

Specifically, this Compensation Discussion and Analysis provides information regarding the 2018 compensation program for our principal executive officer, our principal financial officer, and the three executive officers (other than our principal executive officer and principal financial officer) at fiscal year-end who were our most highly-compensated executive officers (our “Named Executive Officers”). For 2018, our Named Executive Officers were:

●	Martin Plaehn, our President and Chief Executive Officer (our “CEO”);

●	Mark Novakovich, our Chief Financial Officer (our “CFO”);

●	Susan Cashen, our Senior Vice President, Marketing;

●	Bryce Judd, our Senior Vice President, Global Sales; and

●	Charles Kindel, our Senior Vice President, Products & Services.

Executive Summary

2018 Business Results

Overall, 2018 was a strong year for us, as we remained focused on operational improvements and new opportunities designed to increase customer and dealer satisfaction. We continued to execute on our core strategies designed to enhance our award-winning connected home solutions, strengthen our dealer presence around the globe, deliver tools and services to enhance dealer productivity and improve the homeowner experience, and expand our partner and interoperability ecosystem — all of which contributed to a strengthening of the Control4 family of brands. In 2018, we achieved several significant financial results, including record results for both revenue and net income:

●	Total revenue for the year ended December 31, 2018 grew 12% compared to the year ended December 31, 2017, from $244.2 million to $272.5 million.

●

Net income for the year ended December 31, 2018 was $43.8 million, or $1.60 per diluted share, compared to net income of $15.5 million, or $0.58 per diluted share, for the year ended December 31, 2017.

●

Non-GAAP net income for the year ended December 31, 2018 was $39.7 million, or $1.45 per diluted share, compared to non-GAAP net income of $31.6 million, or $1.18 per diluted share, for the year ended December 31, 2017. (A reconciliation of GAAP to non-GAAP financial information is contained in our Annual Report on Form 10-K.)

●	Unrestricted cash, cash equivalents and net marketable securities increased to $93.3 million as of December 31, 2018, compared to $86.0 million as of December 31, 2017.

Consequently, we believe that we are well-positioned to continue to execute on our long-term strategic objectives over the next several years.

Executive Compensation Results

As reflected in our compensation philosophy, we set the compensation of our executive officers, including our Named Executive Officers, based on their ability to achieve annual objectives that we believe will further our long-term objectives and create sustainable long-term stockholder value in a cost-effective manner. Accordingly, our 2018 compensation actions and decisions were designed to incentivize our executive’s accomplishments in these areas.

For 2018, the compensation committee took the following actions with respect to the compensation of our executive officers, including our Named Executive Officers:

●

Base Salaries – Provided modest increases in all executive officers’ cash salaries in 2018, except for our CEO, who maintained an annual cash base salary of $400,000. At the CEO and CFO’s election, in lieu of (i) all of the base salary increase that the compensation committee deemed appropriate for our CEO and (ii) part of the base salary increase that the compensation committee deemed appropriate for our CFO, our CEO and CFO received special RSU awards that may be settled for shares of our common stock, with grant-date fair values of $117,312 and $31,584 respectively. For a discussion of these awards, see “Compensation Elements – Base Salary” below.

●

Long-Term Incentive Compensation – Granted long-term incentive compensation opportunities in the form of PSU awards that may be settled for shares of our common stock and time-based RSU awards (including the one-time special RSU grant to Mr. Kindel described below) that may be settled for shares of our common stock, in amounts ranging from aggregate grant-date fair values of $354,944 to $1,012,424 for our Named Executive Officers other than our CEO, and a PSU award and an RSU award for our CEO with an aggregate grant-date fair value of approximately $1,567,168. The PSU awards were to be earned based on our achievement of a pre-established budget target of non-GAAP net income in the amount of $36.0 million. “Non-GAAP net income” was calculated as described in our Annual Report on Form10-K in the section entitled Non-GAAP Financial Measures, and which also contains a reconciliation of GAAP net income to non-GAAP net income.

●

Short-Term “Profit-Sharing” PSU Awards – Approved PSU awards that may be settled for shares of our common stock, in amounts ranging from target levels of approximately $184,992 to approximately $213,568 for our Named Executive Officers other than our CEO, and a PSU award for our CEO with a grant-date fair value of approximately $314,336 that were payable incrementally to the extent that we “over-achieved” our pre-established budget target of non-GAAP net income in the amount of $36.0 million, with the full amount of the performance target met if when the company achieved non-GAAP net income in the amount of $38.5 million.

●

Appointment of Senior Vice President, Products & Services – Mr. Kindel joined Control4 on May 31, 2018 and effective August 3, 2018, he was appointed as our Senior Vice President, Products & Services. In connection with his employment, we entered into an employment offer letter with him providing for the following compensation arrangements:

●	An initial annual base salary of $320,000;

●

A special one-time RSU award for 20,200 shares of our common stock with a grant-date fair value of $506,212, vesting in four equal installments on each of August 15, 2018; November 15, 2018; May 15, 2019; and November 15, 2019;

●

A long-term RSU award for 10,100 shares of our common stock with a grant-date fair value of approximately $253,106, one-third of the shares of our common stock subject to the award vested on February 15, 2019 and the remaining shares shall vest in equal quarterly increments over the following two years;

●

A short-term PSU award for 7,750 shares of our common stock with a grant-date fair value equal to $194,215 (or approximately 60% of his 2018 base salary), to be earned over a performance period ending on December 31, 2018, based on the incremental over-achievement of our 2018 non-GAAP net income target of $36.0 million as established by our board of directors, which vested and settled on February 15, 2019;

●

A long-term PSU award for 10,100 shares of our common stock with a grant-date value fair of $253,106, to be earned over a performance period ending on December 31, 2018 only if we met or exceeded our 2018 non-GAAP net income target of $36.0 million as established by our board of directors, with one-third of the shares vested and settled on February 15, 2019 and the remaining earned shares to vest in equal quarterly increments over the following two years;

●

A relocation bonus of up to $33,000 to cover the cost of relocation expenses that he reasonably incurs through January 1, 2021, (“Relocation Reimbursement”), provided however, the Relocation Reimbursement is conditioned upon Mr. Kindel’s continued employment through the six-month anniversary of the date of his relocation, and in the event that he voluntarily leaves the Company without Good Reason, within six months of his relocation, he must repay the Relocation Reimbursement in full.

●	Commuting expenses, including up to $3,000 per month for the rental of an apartment in Utah during 2018, 2019 and 2020; and

●	Certain post-employment compensation arrangements as described in the section titled “Benefits Upon Termination or Change of Control” below.

Mr. Kindel’s employment offer letter was negotiated on our behalf by our CEO in consultation with our board of directors. In determining the compensation arrangements for Mr. Kindel, which were established after individual negotiations with him, we took into consideration the requisite experience and skills that a qualified candidate in his role needed to lead and manage a growing business in a dynamic and ever-changing environment, the competitive market for similar candidates at other comparable companies based on a review of compensation survey data, and the need to integrate him into our existing executive compensation structure, balancing both competitive and internal equity considerations.

In addition to the ongoing benefits contained in his employment offer letter, due to the nature of his role as the Senior Vice-President of Products & Services, Mr. Kindel received more than the usual amount of Control4 beta products to retrofit his home. The robust system he installed was designed to provide substantial product-development value to the Company, as well as giving Mr. Kindel a hands-on experience with the most complex systems installed for our end users. In addition, Mr. Kindel’s system has been used to showcase a state-of-the-art system to the media and other customers.

Pay-for-Performance

We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, we have designed our executive compensation program to provide that a substantial portion of our executive officers’ annual target total direct compensation opportunity for 2018 was both performance-based and “at-risk.” With respect to our performance-based compensation we believe that using non-GAAP net income targets incentivizes our executives to focus their efforts throughout the year on driving profitable growth.

We emphasize this objective through two separate compensation elements:

●

First, we provide the opportunity to earn an incentive bonus in the form of short-term PSU awards that are earned as we exceed a pre-established target amount of non-GAAP net income up to an over-achievement maximum amount as set forth in our annual operating plan with the earned shares, if any, vesting on February 15 of the following year.

●

In addition, we grant longer term PSU awards, which comprise 50% of our executives officers’ long-term incentive compensation opportunity, that reward them for achieving our pre-established profitability objective (based on non-GAAP net income) for a one-year performance period, with the earned shares, if any, vesting as to one-third of the shares on February 15 of the following year and then on a quarterly basis over the subsequent two years. The other 50% of our executive officers’ long-term incentive compensation opportunity is in the form of an long-term RSU vesting as to one-third of the shares on February 15 of the following year and then on a quarterly basis over the subsequent two years, and so this compensation is also “at risk.”

These variable pay elements ensure that a substantial portion of our executive officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.

The pay mix for our CEO and our other Named Executive Officers for 2018 reflect this “pay-for-performance” design. In 2018, approximately 83% of our CEO’s pay mix and an average of approximately 72% of our other Named Executive Officers pay mix was tied to Company performance (“at-risk”), see the table below.

Named Executive Officer	“At Risk” Compensation(1)	“At Risk” Compensation as % of Total Compensation
Martin Plaehn	$1,998,816	83%
Mark Novakovich	$1,006,176	75%
Susan Cashen	$539,936	61%
Bryce Judd	$739,968	70%
Charles Kindel	$1,206,639	76%

(1)	Represents the grant date fair value of all RSUs and PSUs granted in 2018.

We believe that this design provides balanced incentives for our executive officers to drive financial performance and long-term growth. To ensure that we remain faithful to our compensation philosophy, the compensation committee evaluates the relationship between the reported values of the equity awards granted to our executive officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and our total stockholder return over this period.

Executive Compensation Philosophy and Objectives

We operate in a highly competitive business environment, which is constantly reshaped by sweeping technological advances, rapidly changing market requirements, and the emergence of new competitors. To succeed in this environment, we must continuously develop and refine new products and technologies, devise new business models, and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these objectives, we need a highly talented and seasoned team of technical and business professionals.

We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have employed a compensation philosophy of offering our executive officers competitive compensation and benefits packages that are focused on long-term value creation and reward them for achieving our financial and strategic objectives.

In making decisions about the design and operation of our executive compensation program, the compensation committee is guided by the following philosophy:

●

We seek to provide total compensation opportunities which enable us to recruit and retain executive officers with the experience and skills to manage the growth of our company and lead us to the next stage of development;

●	We use compensation vehicles that are designed to establish a clear alignment between the interests of our executive officers and the interests of our stockholders;

●	We seek to reinforce a culture of ownership, excellence, and responsiveness; and

●	We seek to offer total compensation opportunities to our executive officers that are competitive and fair.

Consistent with this overarching philosophy, the compensation committee seeks to achieve the following objectives in formulating our compensation policies and making compensation decisions:

●	Create a direct and meaningful link between our business results and individual rewards;

●	Provide for significant differentiation in compensation opportunities for performance that is below, at, and above target levels;

●	Ensure that all executive officers have the opportunity to share in the success we create;

●	Provide equity awards that reflect potential contributions as measured by position and expertise;

●	Ensure that compensation plans and arrangements are simple to communicate and understand; and

●	Ensure that compensation plans and arrangements are flexible enough to adjust to changing economic circumstances and affordability considerations.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

What We Do

●	Maintain an Independent Compensation Committee. The compensation committee consists solely of independent directors who establish our compensation practices.

●

Retain an Independent Compensation Advisor. The compensation committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management.

●	Annual Executive Compensation Review. At least once a year, the compensation committee conducts a review of our compensation strategy.

●

Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our executive officer’s compensation is “at risk” based on corporate performance, because it is equity-based, to align the interests of our executive officers and stockholders.

●

Annual Compensation-Related Risk Assessment. Our board of directors considers our compensation-related risk profile to ensure that our compensation-related risks do not create inappropriate or excessive risk and are not reasonably likely to have a material adverse effect on the Company.

●

Stock Ownership Policy. We have adopted stock ownership guidelines for our executive officers and the non-employee members of our board of directors under which they must accumulate and maintain, consistent with the terms of the guidelines, shares of our common stock.

●

Tax Payments on Perquisites. We provide tax reimbursement payments (including “gross-ups”) on any personal perquisites such as employee tenure awards that are given to all employees. We gross-up the benefit for taxes on these awards for all employees, not just our executive officers.

What We Do Not Do

●	No Guaranteed Bonuses. We do not provide guaranteed bonuses to our executive officers.

●

No Retirement Plans Other than the 401(k) Plan. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our executive officers other than the plans and arrangements that are available to all employees. Our executive officers are eligible to participate in our Section 401(k) retirement savings plan on the same basis as our other employees.

●

Permit Hedging or Pledging. We prohibit our executive officers, certain designated employees, and the non-employee members of our board of directors from hedging or pledging our securities without the pre-approval of the Audit Committee of our board of directors.

●

No Excise Tax Payments on Future Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change of control of the Company.

●	No Special Welfare or Health Benefits. We do not provide our executive officers with any welfare or health benefit programs, other than participation in our broad-based employee programs.

Say-on-Pay Vote on Executive Compensation

In prior years, we were an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and were not required to hold a non-binding, advisory vote on the compensation of our Named Executive Officers. At the 2019 Annual Meeting of Stockholders, we will be conducting our first such vote as described in Proposal No. 3 of this proxy statement. Because we value the opinions of our stockholders, the board of directors and our compensation committee will consider the outcome of such vote, and the related say-on-frequency vote described in Proposal No. 4 of this proxy statement, as well as feedback received throughout the year, when making compensation decisions for our Named Executive Officers in the future.

Compensation Program Design

The compensation of our executive officers, including the Named Executive Officers, consists of base salary and long-term incentive compensation in the form of performance stock unit awards and restricted stock unit awards. In addition, from time to time the compensation committee may grant equity awards to our executive officers, including the Named Executive Officers, as a short-term incentive opportunity to achieve one or more specific financial and/or operational objectives.

The key component of our executive compensation program has been long-term incentive compensation in the form of equity awards which give our executive officers the right to obtain shares of our common stock and typically vest over three or four years. We believe that these awards offer our executive officers a valuable long-term incentive that aligns their interests with the long-term interests of our stockholders, while incentivizing retention.

We also offer cash compensation in the form of base salaries that we believe, overall, are competitive within the market range for companies of similar size, stage of development, and growth potential. In addition, in designing annual short-term incentive compensation opportunities, the compensation committee focuses on the achievement of the financial and strategic objectives that will further our growth goals in making its determinations.

We have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Compensation-Setting Process

Role of Compensation Committee

The compensation committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing, evaluating, and approving the compensation plans, policies, and programs applicable to our CEO, as well as our other executive officers, including our other Named Executive Officers. In carrying out its responsibilities, the compensation committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops recommendations and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our executive officers when making decisions with respect to their compensation. The compensation committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available in the Investor Relations section of the Company’s website at https://investor.control4.com/static-files/341a7bc3-dcc3-4c75-a7ba-f8855ef7eb1a.

The compensation committee reviews the base salary levels, annual short-term incentive compensation opportunities, and long-term incentive compensation opportunities of our executive officers, including our Named Executive Officers, and all related performance criteria at the beginning of each year, or more frequently as warranted. Equity grants are generally made at the beginning of the fiscal year, while salary increases are typically effective beginning in April. The compensation committee may establish and delegate authority to one or more subcommittees, consisting of one or more of its members, when it deems it appropriate to do so in order to carry out its responsibilities. To date, the compensation committee has not delegated any of its responsibilities.

Setting Target Total Direct Compensation

The compensation committee does not establish a specific target for setting the target total direct compensation opportunity of our executive officers, including our Named Executive Officers. In making decisions about the compensation of our executive officers, the compensation committee relies primarily on its general experience and subjective considerations of various factors, including the following:

●	Our executive compensation program objectives;

●	Our performance against the financial, operational, and strategic objectives established by the compensation committee and our board of directors;

●	Each individual executive officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly-situated executives at the companies in our compensation peer group;

●	The scope of each executive officer’s role and responsibilities compared to other similarly-situated executives at the companies in our compensation peer group;

●

The prior performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

●	The potential of each individual executive officer to contribute to our long-term financial, operational, and strategic objectives;

●	Our CEO’s compensation relative to that of our executive officers, and compensation parity among our executive officers;

●	Our financial performance relative to our compensation and performance peers;

●

The compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and

●	The recommendations of our CEO with respect to the compensation of our executive officers.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.

The compensation committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its compensation decisions. The members of the compensation committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each executive officer, and business judgment in making these decisions.

When determining our compensation policies and practices, our compensation committee and board of directors considered various matters relative to the development of a reasonable and prudent compensation program, including whether the policies and practices were reasonably likely to have a material adverse effect on us. We believe that the mix and design of our executive compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on us for the following reasons: we offer an appropriate balance of short- and long-term incentives and fixed and variable amounts; our variable compensation is based on a balanced mix of time-based and performance criteria; and our compensation committee has the authority to adjust variable compensation as appropriate to account for substantial changes to the business such as acquisitions.

The compensation committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions with respect to our executive officers, including our Named Executive Officers. Instead, in making its determinations, the compensation committee reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment, and more broad-based compensation surveys to gain a general understanding of market compensation levels.

Role of Management

In discharging its responsibilities, the compensation committee works with members of our management team, including our CEO. The management team assists the compensation committee by providing information on company and individual performance, market data, and management’s perspective and recommendations on compensation matters.

Typically, our CEO will make recommendations to the compensation committee regarding compensation matters, including adjustments to annual cash compensation, long-term incentive compensation opportunities, and program structures, for our executive officers, except with respect to his own compensation. Typically, our CEO will make these recommendations based on his assessment of each executive officer’s individual performance, as well as his knowledge of each executive officer’s job responsibilities, seniority, and expected future contributions. The compensation committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our executive officers.

Our CEO also attends meetings of our board of directors and the compensation committee at which executive compensation matters are addressed, except for executive sessions involving his own compensation. Decisions with respect to our CEO’s compensation are made by the compensation committee.

Role of Compensation Consultant

The compensation committee periodically engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the compensation committee and serves at the discretion of the compensation committee, which reviews the engagement annually.

The compensation committee has retained Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as its compensation advisor. In 2017, Compensia attended the meetings of and provided information to the compensation committee to assist with the setting of 2018 compensation and in 2017 and 2018, provided the following services related to 2018 executive compensation as requested:

●	Consulting with the compensation committee chair and other members between compensation committee meetings;

●

Providing competitive market data based on the compensation peer group for our executive officer positions and evaluating how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;

●	Reviewing and analyzing the base salary levels, annual incentive bonus opportunities, and long-term incentive compensation opportunities of our executive officers;

●	Assessing executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;

●	Reviewing our executive compensation disclosure; and

●	Assessing compensation risk to determine whether the Company’s compensation policies and practices are reasonably likely to have a material adverse impact on the Company.

Compensia did not provide any services to us other than the consulting services to the compensation committee. The compensation committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation matters. The compensation committee has evaluated Compensia’s engagement, and based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the NASDAQ Marketplace Rules, and such other factors as were deemed relevant under the circumstances, has determined that its relationship with Compensia and the work of Compensia on behalf of the compensation committee did not raise any conflict of interest, and that Compensia is independent as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

Competitive Market Analysis

For purposes of assessing our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a select group of peer companies. The companies in this compensation peer group for 2018 were approved by the compensation committee in September 2017 on the basis of their similarity to us in size, as determined using the following criteria:

●	Revenue – approximately 0.5x to approximately 2.0x our last four fiscal quarters revenue of approximately $224 million (approximately $100 million to $500 million);

●	Market capitalization – approximately 0.33x to approximately 3.0x our market capitalization of $578 million (approximately $200 million to $2.0 billion); and

●	Industry – computer hardware, software, electronics, and B2C business model companies.

In selecting the 2018 compensation peer group, the objective was to choose companies that resulted in us being near the median of the group in terms of both revenue and market capitalization.

Our compensation peer group for 2018 was as follows:

8x8	Monotype Imaging
Aerohive Networks	Rosetta Stone
Alarm.com	Silver Springs Networks
Boingo Wireless	Sonus Networks
Brightcove	SPS Commerce
CalAmp	Telenav
Carbonite	Vivint Solar
Digi International	Vocera Communications
HealthStream	XO Group
Instructure	ZAGG

The compensation practices of the compensation peer group were the primary guide, but not the sole factors, used by the compensation committee to compare the competitiveness of each compensation element and overall compensation levels (base salary, target annual cash bonus opportunities, and long-term incentive compensation).

To analyze the compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings (primarily proxy statements) of the peer group companies and from the, S&P Research Insight and Radford High-Technology Executive Survey database. This market data was then used as a reference point for the compensation committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.

The compensation committee periodically reviews the compensation peer group to ensure that the peer group companies are appropriate comparators and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group, as it considers necessary and appropriate, but typically not less frequently than every other year.

Compensation Elements

The following describes each principal component of our executive compensation program, the rationale for each, and how compensation amounts are determined.

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our Named Executive Officers, and is an important element of compensation intended to attract and retain highly-talented individuals. Generally, we use base salary to provide each executive officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the compensation committee reviews the base salaries of our executive officers annually, with input from our CEO (except with respect to his own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.

In December 2017, the compensation committee reviewed the base salaries of our then-executive officers, including our Named Executive Officers, taking into consideration a competitive market analysis and the recommendations of our CEO, as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, the compensation committee approved base salary increases for each of our executive officers, including each of our Named Executive Officers, effective April 1, 2018, forth in the table below.

The annual cash base salaries of our Named Executive Officers for 2018 were as follows:

Named Executive Officer	2017 Base Salary	2018 Base Salary	Percentage Adjustment
Martin Plaehn	$400,000	$400,000	0%
Mark Novakovich	$310,000	$320,000	3.2%
Susan Cashen	$285,000	$305,000	7.0%
Bryce Judd	$310,000	$315,000	1.6%
Charles Kindel*	—	$320,000	N/A

*	Mr. Kindel’s employment with Control4 did not commence until May 31, 2018.

In 2018, in lieu of making any adjustment to the cash base salary for our CEO and a full adjustment for our CFO, the CEO and CFO elected to receive an RSU award that may be settled for shares of our common stock in an amount that corresponded to the difference between their current base salary level and the base salary determined to be appropriate by the compensation committee based on all the factors they deemed to be applicable in accordance with our compensation philosophy. The compensation committee determined that the appropriate amount for the CEO’s base salary would be $516,000, and that the appropriate amount for the CFO’s base salary would be $350,000. This resulted in the compensation committee granting award of 3,900 RSUs to our CEO and an award of 1,050 RSUs to our CFO. Each of these awards vested in full on February 15, 2019.

The total base salaries paid to our other Named Executive Officers during 2018 are set forth in the “Summary Compensation Table” below.

Short-term “Profit-Sharing” Performance Stock Unit (“PSU”) Awards

Generally, we use annual short-term incentive compensation opportunities to motivate our executive officers to achieve our short-term financial objectives while making progress towards our longer-term growth goals and to reinforce our “pay-for-performance” culture. To achieve these objectives, typically the compensation committee would provide annual short-term incentive compensation opportunities that are intended to reward our executive officers, including our Named Executive Officers, for achieving financial objectives that further our annual operating plan.

In December 2017, to conserve cash while still promoting long-term stockholder value creation and rewarding individual performance, the compensation committee determined that the annual short-term incentive compensation opportunities of our executive officers, including our Named Executive Officers, would be granted in the form of short-term “profit sharing” PSU awards that may be settled for shares of our common stock. Such PSU awards were to be earned only if we exceeded our non-GAAP net income target of $36.0 million for 2018. Further, the actual number of shares to be earned was to be determined on an incremental linear basis starting at $36.0 million and proceeding up to $38.5 million. In between these two points, the number of PSUs earned would be determined by multiplying the number of shares of our common stock subject to the awards by a fraction, the numerator of which was the amount by which we exceeded $36.0 million in non-GAAP net income (capped at $2.5 million) and the denominator of which was $2.5 million. Thus, if our non-GAAP net income for 2018 exceeded $38.5 million, the number of shares earned would be capped at 100% of the number of shares of our common stock subject to these PSU awards.

The number of shares of our common stock subject to these short term “profit sharing” PSU awards was determined by taking 60% of the 2018 target base salary of each executive officer, including each Named Executive Officer, and dividing such amount by $29.76, the closing market price per share of our common stock on the last trading date of our fiscal year, December 29, 2017, and rounding up to the nearest

50 shares. As set forth in the section titled Appointment of Senior Vice President, Products & Services above, Mr. Kindel also received a grant with similar terms when he was hired, but based on a share price of $24.79, the closing market price per share of our common stock on May 31, 2018. This resulted in PSU awards for each of our Named Executive Officers as follows:

Named Executive Officer	Shares Subject to the Short-term “Profit Sharing” PSU Awards (# of shares)
Martin Plaehn	10,450
Mark Novakovich	7,100
Susan Cashen	6,150
Bryce Judd	6,400
Charles Kindel	7,750

In January 2019, our non-GAAP net income results were presented to the board of directors, including the members of the compensation committee. After reviewing these results, the compensation committee certified that, for the performance period ending December 31, 2018, our non-GAAP net income was approximately $39.7 million, which exceeded the over-achievement target performance level established for the short-term “profit sharing” PSU awards. Consequently, all of the Named Executive Officers earned 100% of the shares of our common stock subject to the short-term “profit sharing” PSU awards. The number of shares of our common stock earned by each of our current Named Executive Officers under their short-term “profit sharing” PSU awards was as follows:

Named Executive Officer	Shares Earned Under Short- term “Profit Sharing” PSU Awards (# of shares)
Martin Plaehn	10,450
Mark Novakovich	7,100
Susan Cashen	6,150
Bryce Judd	6,400
Charles Kindel	7,750

Such earned shares vested on February 15, 2019 and were issued to our executive officers shortly after that date.

The short-term “profit sharing” PSU awards granted to our current Named Executive Officers for 2018 are included in the “2018 Summary Compensation Table” and the “2018 Grants of Plan-Based Awards Table” below.

Long-Term Incentive Compensation

We use long-term incentive compensation in the form of PSU awards and RSU awards to incentivize and reward our executive officers, including our Named Executive Officers, by providing them with the opportunity to build an equity stake in the Company and to share in the potential appreciation in the value of our common stock, thereby aligning their interests with the long-term interests of our stockholders.

To date, the compensation committee has not applied a rigid formula in determining the size and form of the equity awards to be granted to our executive officers as part of our annual focal review of equity awards. Instead, in making these decisions, the compensation committee has exercised its judgment as to the amount and form of the awards, taking into consideration the retention value of the equity compensation held by the executive officer and the cash compensation received by the executive officer, as well as a competitive market analysis, the recommendations of our CEO, and the other factors described in the section titled Compensation-Setting Process – Setting Target Total Direct Compensation above. Based upon these factors, the compensation committee has determined the size of each award at levels it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In December 2017, the compensation committee approved long-term incentive compensation opportunities in the form of equity awards to our executive officers, including our Named Executive Officers. The compensation committee determined that (i) 50% of the long-term incentive compensation opportunity would be granted in the form of a long-term incentive PSU award to be earned if a pre-established financial performance objective was achieved and (ii) 50% would be granted in the form of a time-based RSU award. The compensation committee believed that this mix of performance-based and time-based equity was appropriate because it would drive Company performance while also helping to ensure that we satisfied our executive retention objectives.

The number of shares of our common stock subject to the long-term incentive PSU and RSU awards granted to our executive officers was determined by the compensation committee based on its consideration of the factors described above. Our CEO received the largest equity awards based on his overall responsibility for our performance and success. In addition, further differentiation was made among our executive officers based on the compensation committee’s review of the competitive market data for their respective positions and its assessment of each individual’s potential future contributions to the Company.

The long-term equity awards granted to our Named Executive Officers in January 2018 (exclusive of the short-term “profit-sharing” grants discussed above) were as follows:

Named Executive Officer	Shares Subject to the Long-term PSU Award (# of shares)	Shares Subject to the Long-term RSU Award (# of shares)	Aggregate Number of Shares
Martin Plaehn	26,050	26,050	52,100
Mark Novakovich	12,650	12,650	25,300
Susan Cashen	5,900	5,900	11,800
Bryce Judd	9,100	9,100	18,200
Charles Kindel	10,100	10,100	20,200

The performance metric of these long-term incentive PSU awards was binary, and was achieved only if we met or exceeded our non-GAAP net income target of $36.0 million for 2018. If we did not meet this non-GAAP net income target, the shares of our common stock underlying these long-term PSU awards would not be earned, and these PSU awards would be forfeited. If the performance metric was achieved, one-third of the earned shares would vest and be issued to our executive officers on February 15, 2019. The remaining two-thirds of the earned shares, would vest in equal quarterly installments over the next two years, contingent upon the executive officer remaining continuously employed by us through each applicable vesting date.

The long-term time-based RSU awards vest over a three-year period, with one-third of the shares of our common stock subject to the award vesting on February 15, 2019 and the remaining shares vesting in equal quarterly installments over the next two years, contingent upon the executive officer remaining continuously employed by us through each applicable vesting date.

Results of 2018 Long-Term Incentive PSU Awards

In February 2019, our non-GAAP net income results were presented to the board of directors. After reviewing our 2018 results, the board of directors, including the compensation committee members, certified that, for the performance period ending December 31, 2018, our non-GAAP net income was approximately $39.7 million, which exceeded the target performance level established for these awards. The number of PSUs earned by each of our current Named Executive officers under their long-term PSU awards was as follows:

Named Executive Officer	Shares Earned Under the Long-Term PSU Award (# of shares)
Mr. Plaehn	26,050
Mr. Novakovich	12,650
Ms. Cashen	5,900
Mr. Judd	9,100
Mr. Kindel	10,100

One-third of the earned PSUs shares vested and were issued to each of the foregoing Named Executive Officers on February 15, 2019. The remaining two-thirds of the earned shares will vest in equal quarterly installments over the next two years, contingent upon the Named Executive Officer remaining continuously employed by us through each applicable vesting date.

The long-term incentive equity awards granted to our Named Executive Officers during 2018 are included in the Summary Compensation Table and the 2018 Grants of Plan-Based Awards Table below.

Mr. Kindel’s Special RSU Award Granted Upon Signing

In order to incentivize Mr. Kindel to join us instead of other companies that were vying for his services, he was granted a one-time RSU award for 20,200 shares, a quarter of which vested on each of August 15, 2018 and November 15, 2018, and a quarter of which will vest on each of May 15, 2019 and November 15, 2019.

Welfare and Health Benefits

We have established a tax-qualified Section 401(k) retirement savings plan for our executive officers, including our Named Executive Officers, and other employees who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions of their salary not to exceed the statutory income tax limitation, which was $18,500 in 2018 for participants under 50 years old. (Participants that are 50 or older may also be eligible to contribute an additional $6,000 in catch-up contributions). In 2018 we matched contributions made by participants in the plan as follows: 100% of the first 1% of an employee’s pay and 50% of the next 5% of an eligible employee’s pay (or 2%-6%) that was contributed to the 401(k) plan, subject to the IRS’s contribution limits. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”) so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our executive officers, including our Named Executive Officers, include medical, dental, and vision insurance, an employee assistance program, health and dependent care flexible spending accounts, disability insurance, accidental death and dismemberment insurance, and basic life insurance. These benefits are provided to our executive officers on the same basis as to all of our employees, and we design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Our executive officers and vice presidents are eligible to receive beta versions of our products and systems up to certain annual limits in their homes as part of our beta equipment testing program, the ongoing operating costs of which are not charged to them. Other than this benefit, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we typically do not provide other perquisites or personal benefits to our executive officers, including our Named Executive Officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes.

During 2018, except for Ms. Cashen and Mr. Kindel, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $17,000 or more for each individual, and these amounts were largely related to 401(k) match and minor equipment upgrades to their Control4 beta systems. Ms. Cashen received reimbursement for commuting/housing expenses equal to $34,100 as part of her arrangement to work out of our Salt Lake City Office for an average of four days a week. Mr. Kindel received a home automation system installed in his house valued at $232,865, under our beta program. This system is far more robust than what we usually provide to our executive officers, because as the head of products and services, the Company determined this system would provide substantial product-development value to the Company, as well as giving Mr. Kindel a hands-on experience with the most complex systems installed for our end users. In addition, Mr. Kindel’s system has been used to showcase a state-of-the-art system to the media and other customers. In addition, Mr. Kindel received $2,500 in commuting and housing expenses as part of his arrangement to work out of our Salt Lake City Office. Mr. Kindel did not receive any of the $33,000 Relocation Reimbursement benefit in 2018.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits are subject to periodic review by the compensation committee.

Employment Agreements

We have entered into a written employment offer letters with our CEO and each of our other executive officers, including our other Named Executive Officers. In filling each of our executive positions, our board of directors or the compensation committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our board of directors and the compensation committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

Our employment arrangements provide for at-will employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, participation in our employee benefit programs, an equity award recommendation, and, in some cases, reimbursement or payment of relocation expenses. Our executive officers have also each signed a form of our proprietary information and inventions agreement which prohibits the executive officer from engaging directly or indirectly in competition with us, recruiting or soliciting any of our employees, diverting our customers to a competitor, or disclosing our confidential information or business practices.

The employment offer letters of Mr. Plaehn and Mr. Kindel also provide for certain payments and benefits in the event of certain qualifying terminations of employment, including following a change of control of the Company. These post-employment compensation terms are discussed in the section titled “Post-Employment Compensation” below. For detailed descriptions of the employment arrangements we maintained with our Named Executive Officers during 2018, see the section titled “Benefits Upon Termination or Change of Control” below.

Post-Employment Compensation

The RSU and PSU awards granted to employees (including our Named Executive Officers) under the 2013 Stock Plan are eligible for accelerated vesting in the event of a change of control of the Company but only if there is a subsequent loss of employment (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change of control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction. The only exceptions to this policy involves Mr. Kindel, who, pursuant to his negotiated employment offer letter agreement will receive some acceleration of vesting upon a change of control of the Company regardless of whether or not his employment is terminated (a so called “single-trigger” arrangement), which was approved to help induce him to join the Company.

The initial terms and conditions of employment of Mr. Plaehn and Mr. Kindel, as set forth in written employment offer letter agreements, also contain certain post-employment compensation arrangements that provide them with certain protection in the event of their termination of employment under specified circumstances, including involuntary terminations and following a change of control of the Company. We do not have any other post-employment compensation arrangements in place with any of our other executive officers, including any of our other Named Executive Officers.

We believe that these protections were necessary to induce these individuals to leave their former employment for the uncertainty of a demanding position in a new and unfamiliar organization and help from a retention standpoint. We also believe that these arrangements help maintain their continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change of control of the Company. The terms of these agreements were determined after review by our board of directors of our retention goals for each executive officer, as well as an analysis of competitive market data. For detailed descriptions of the post-employment compensation arrangements we maintained with our Named Executive Officers during 2018, as well as an estimate of the potential payments and benefits payable under these arrangements, see the section titled “Benefits Upon Termination or Change of Control” below.

The compensation committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our executive officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

Other Compensation Policies

Equity Award Grant Practices

The compensation committee approves all equity awards granted to our executive officers. Our current practice is for the compensation committee to review and approve annual equity awards for our executive officers at its meeting during the fourth quarter of the fiscal year. Typically, these awards are granted at the beginning of the new fiscal year. All equity awards granted to our executive officers are made under our stockholder-approved employee stock plans. The per share exercise price of options to purchase shares of our common stock cannot be less than the fair market value of our common stock on the date of grant.

Stock Ownership Policy

We maintain stock ownership guidelines for our CEO, our executive officers who are subject to Section 16 of the Securities Exchange Act of 1934 (the “Section 16 Officers”) (which includes our other Named Executive Officers), and the non-employee members of our board of directors that are intended to align their financial interests with the financial interests of our stockholders by requiring them to acquire and maintain a meaningful ownership interest in our common stock. These guidelines are intended to take into account an individual’s needs for portfolio diversification, while maintaining an ownership interest at levels sufficient to assure our stockholders of our management and board of directors’ commitment to long-term value creation.

Our CEO, the Section 16 Officers, and the non-employee members of our board of directors are required, over a five-year period, to acquire and hold shares of our common stock with an aggregate value at least equal to a specified multiple of their base salary or annual cash retainer, as applicable, as follows:

Individual Subject to Stock Ownership Guidelines	Minimum Required Level of Stock Ownership (as a multiple of base salary or annual cash retainer, as applicable)
Chief Executive Officer	Three
Section 16 Officers	One
Non-Employee Directors	Three

Stock ownership levels are to be achieved by each executive officer or non-employee director within five years of the later of date of adoption of these guidelines or his or her appointment as an executive officer or non-employee director, as applicable.

Only shares of common stock that are owned or held in the following forms are considered in determining whether each executive officer’s or non-employee director’s stock ownership requirement has been met:

●	Shares owned directly by the executive officer or non-employee director;

●

Shares “beneficially owned” by the executive officer or non-employee director that are held in a grantor trust (or similar instrument) for the benefit of him or her and/or his or her immediate family members, but only to the extent that he or she has the power to vote and dispose of such shares; and/or

●	Shares representing the aggregate net value of vested and unexercised in-the-money options to purchase shares of our common stock.

For purposes of the policy, shares of common stock underlying unvested options to purchase shares of our common stock, unvested RSU awards, unearned PSU awards, and other unvested equity awards will not be considered when determining whether an executive officer’s or non-employee director’s stock ownership requirement has been met.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hedging and Pledging Prohibitions

As part of our Insider Trading Policies, including our Special Trading Procedures for designated insiders, our executive officers, certain designated employees, and the non-employee members of our board of directors (“Insiders”) are prohibited from buying or selling puts, calls, other derivative securities of the Company, or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engage in any other hedging transaction with respect to our securities, at any time unless such transaction has been pre-approved by the Audit Committee of our board of directors.

In addition, no Insider may use our securities as collateral in a margin account, nor may he or she pledge our securities as collateral for a loan (or modify an existing pledge) unless the pledge has been pre-approved by the audit committee of our board of directors.

Trading Restrictions

Pursuant to our Insider Trading Policies including our Special Trading Procedures, subject to limited exceptions, our employees may trade securities of Control4 only during four quarterly trading windows unless trading is done pursuant to a pre-approved Exchange Act Rule 10b5-1 Plan (“10b5-1 Plan”). In addition, trading by our executive officers, including our Named Executive Officers, may typically only be done pursuant to a pre-approved 10b5-1 Plan, and the 10b5-1 Plans executed by our CEO and CFO may only trade shares of our common stock within an open trading window.

Tax and Accounting Considerations

We take the applicable tax and accounting requirements into consideration in designing and operating our executive compensation program.

Deductibility of Executive Compensation

Generally, Section 162(m) (“Section 162(m)”) of the Code imposes a limit on the deductibility for federal income tax purposes any remuneration in excess of $1 million paid to our chief executive officer, chief financial officer, and each of the three next most highly-compensated executive officers of a public company. Prior to the Tax Cuts and Jobs Act that was signed into law on December 22, 2017, compensation that satisfied conditions set forth under Section 162(m) to qualify as “performance-based compensation” was not subject to this limit, and the limit did not apply to compensation paid to the Chief Financial Officer. The Tax Cuts and Jobs Act eliminated the exemption for “performance-based compensation” beginning January 1, 2018 but provided a transition rule with respect to remuneration provided pursuant to a written binding contract that was in effect on November 2, 2017 and not materially modified after that date.

As a result, subject to certain exceptions, we expect that compensation paid to our Named Executive Officers in excess of $1 million generally will not be deductible, unless it qualifies for the transition relief described above. Due to uncertainties relating to the application and interpretation of the transition relief, there can be no assurances at this time that our existing compensation arrangements, even if in place on November 2, 2017, will satisfy the conditions for transition relief.

While the compensation committee has taken steps in the past to preserve tax deductibility under Section 162(m), where possible, it has retained and will continue to retain authority to approve compensation arrangements that may not be fully tax deductible by reason of Section 162(m). The compensation committee may, in its judgment, authorize compensation arrangements that do not comply with an exemption from the deductibility limit when it believes that such arrangements are in the best interests of the Company and our stockholders.

Accounting for Stock-Based Compensation

The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

Summary Compensation Table

The following table provides information regarding the compensation of our Named Executive Officers during our fiscal years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Martin Plaehn –	2018	516,000(5)	1,882,816(5)	—	9,625(7)	2,408,441
President, CEO and Chairman	2017	400,000	1,260,078	—	20,081	1,680,159
	2016	390,000	1,020,708	46,800(6)	—	1,457,508
Mark Novakovich – CFO(4)	2018	347,500(5)	976,176(5)	—	16,533(8)	1,340,208
	2017	310,000	668,656	—	24,707	1,003,363
Susan Cashen – SVP, Marketing(4)	2018	300,000	539,936	—	44,929(9)	884,865

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Bryce Judd – SVP, Worldwide Sales(4)	2018	307,500	739,968	—	9,625(10)	1,057,093
	2017	285,000	625,683	—	22,804	933,487
Charlie Kindel – SVP, Products & Services(4)	2018	143,222	1,206,639	—	240,488(11)	1,590,349

(1)	The 2018 increases in base salaries for all employees, including the Named Executive Officers, occurred on April 1, 2018.

(2)

The amounts reported in the Stock Awards column represent the aggregate grant date fair value of the stock award calculated in accordance with ASC 718 of all RSU and PSU awards granted in 2018. For the PSU awards granted in 2018, this grant date fair values assume that the maximum performance is achieved. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. The valuation assumptions used in determining such amounts are described in the Notes to the consolidated financial statements included in our Annual Report on Form 10-K. The amounts reported in this column reflect the accounting cost for these stock awards, and do not correspond to the actual economic value that may be received by the Named Executive Officers from the stock. For the PSU awards granted in 2018, the grant date fair values are reported based on the probable outcome of performance conditions, which assumes that the maximum level of performance have been achieved.

(3)

In 2016 and 2017 we included the value of non-discriminatory insurance plans that were generally available to all U.S. employees in “All Other Compensation”. In 2018 we excluded the value of non-discriminatory insurance plans that were generally available to all U.S. employees from “All Other Compensation” consistent with SEC guidance.

(4)

Messrs. Novakovich and Judd were not Named Executive Officers in 2016. Ms. Cashen and Mr. Kindel were not Named Executive Officers in either 2016 or 2017. Mr. Kindel’s employment commenced in May 2018.

(5)

In 2018, in lieu of making any adjustment to the cash base salaries for Messrs. Plaehn and Novakovich, Messrs. Plaehn and Novakovich each elected to receive an RSU award that may be settled for shares of our common stock. Therefore, for 2018, $116,000 and $30,000 of the amounts in the Salary column for Messrs. Plaehn and Novakovich, respectively, were not received in cash. The incremental value from the RSU grants in lieu of foregone salary of $1,312 and $1,584 for Messrs. Plaehn and Novakovich, respectively are included in the Stock Awards column and represent the following: 3,900 RSUs to Mr. Plaehn and 1,050 RSUs to Mr. Novakovich.

(6)

Amount represents a cash bonus earned in 2016 and paid in 2017, as applicable, based on the achievement of Company performance objectives set by our Board of Directors. Our 2016 Company performance objectives were related to the attainment of net income targets.

(7)	Represents the value of 401(k) matching contributions.

(8)

Represents the value of beta equipment provided under our executive officer’s beta testing program ($5,867), 401(k) matching contributions ($9,625), and additional miscellaneous perquisites related to meals and entertainment ($1,041).

(9)

Represents the value of beta equipment provided under our executive officer’s beta testing program ($1,095), 401(k) matching contributions ($9,625), the value of housing related to her arrangement to work out of our Salt Lake City Office ($34,100), and additional miscellaneous perquisites related to meals and entertainment ($109).

(10)	Represents the value of matching 401(k) contributions.

(11)

Represents the value of beta equipment provided under our executive officer’s beta testing program ($232,865), 401(k) matching contributions ($5,017), the value of housing and commuting expenses related to his arrangement to work out of the Salt Lake City Office ($2,500), and additional miscellaneous perquisites related to meals and entertainment ($107).

Grant of Plan-Based Awards

The following table provides information regarding the grant of awards to our Named Executive Officers under our executive equity compensation plans during our fiscal year ended December 31, 2018.

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Share of Stock	Grant Date Fair Value of
		Threshold	Target	Maximum	or Units	Stock Awards(8)
Name	Grant Date(1)	(#)	(#)	(#)	(#)	($)
Martin Plaehn	1/4/2018	—	26,050(2)	—	—	783,584
	1/4/2018	1(3)	—	10,450(3)	—	314,336
	1/4/2018	—	—	—	29,950(4)	900,896
Mark Novakovich	1/4/2018	—	12,650(2)	—	—	380,512
	1/4/2018	1(3)	—	7,100(3)	—	213,568
	1/4/2018	—	—	—	13,700(5)	412,096

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Share of Stock	Grant Date Fair Value of
		Threshold	Target	Maximum	or Units	Stock Awards(8)
Name	Grant Date(1)	(#)	(#)	(#)	(#)	($)
Susan Cashen	1/4/2018	—	5,900(2)	—	—	177,472
	1/4/2018	1(3)	—	6,150(3)	—	184,992
	1/4/2018	—	—	—	5,900(6)	177,472
Bryce Judd	1/4/2018	—	9,100(2)	—	—	273,728
	1/4/2018	1(3)	—	6,400(3)	—	192,512
	1/4/2018	—	—	—	9,100(6)	273,728
Charlie Kindel	6/1/2018	—	10,100(2)	—	—	253,106
	6/1/2018	1(3)	—	7,750(3)	—	194,215
	6/1/2018	—	—	—	30,300(7)	759,318

(1)

For all executives other than Mr. Kindel these awards were approved by the compensation committee on December 14, 2017 for grant on or around the beginning of 2018. For Mr. Kindel these awards were approved along with his employment agreement, dated May 19, 2018.

(2)

Consists of a PSU award that is subject to both time and performance-based vesting conditions. The performance-based condition is satisfied only upon the certification that a financial performance target related to the achievement of non-GAAP net income in the grant year was achieved. The time-based condition is satisfied as follows: 1/3 of the shares vest on the first anniversary of the vesting commencement date and an additional 1/12 of the shares vest quarterly thereafter in each of the following eight quarters. See our Compensation Discussion and Analysis included elsewhere in this Proxy Statement for more information on the performance metrics.

(3)

Consists of a PSU award that is subject to both time and performance-based vesting conditions. The performance-based condition is satisfied only upon the overachievement of certain financial performance targets related to the achievement of non-GAAP net income, and will vest, to the extent such overachievement was achieved. The time-based condition is satisfied on the first anniversary of the vesting commencement date. See our Compensation Discussion and Analysis included elsewhere in this Proxy Statement for more information on the performance metrics

(4)

Consists of RSU awards in the amount of (i) 26,050, which vests as follows: 1/3 of the shares on February 15, 2019, and an additional 1/12 of the shares shall vest quarterly thereafter in each of the following eight quarters, and (ii) 3,900, which vested in full on February 15, 2018.

(5)

Consists of RSU awards in the amount of (i) 12,650, which vest as follows: 1/3 of the shares on February 15, 2019, and an additional 1/12 of the shares shall vest quarterly thereafter in each of the following eight quarters, and (ii) 1,050, which vested in full on February 15, 2018.

(6)	Consists of an RSU award which vests as follows: 1/3 of the shares on February 15, 2019, and an additional 1/12 of the shares shall vest quarterly thereafter in each of the following eight quarters.

(7)

Consists of RSUs awards in the amount of (i) 10,100, which vests as follows: 1/3 of the shares on February 15, 2019, and an additional 1/12 of the shares shall vest quarterly thereafter in each of the following eight quarters, and (ii) 20,200, which vest in four equal installments on each of August 15, 2018; November 15, 2018; May 15, 2019; and November 15, 2019.

(8)

The amounts reported represent the aggregate grant date fair value, calculated in accordance with ASC 718, of all RSU and PSU awards granted in 2018, as well, as the incremental fair value of the RSUs granted to Messrs. Plaehn and Novakovich in exchange for their election to forego a portion of their base salary. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. The valuation assumptions used in determining such amounts are described in the Notes to the consolidated financial statements included in our Annual Report on Form 10-K. The amounts reported in this column reflect the accounting cost for these stock awards, and do not correspond to the actual economic value that may be received by the Named Executive Officers from the stock. For the PSU awards granted in 2018, the grant date fair values are reported based on the probable outcome of performance conditions, which assumes that the maximum level of performance have been achieved.

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain information concerning equity awards held by our named executive officers as of December 31, 2018.

		Option Awards(1)					Stock Awards(1)
Name	Notes	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Martin Plaehn	(3)	150,000	—	6.14	9/29/2011	9/28/2021	—	—	—	—
	(4)	17,789	18,029	11.28	6/11/2013	6/10/2023	—	—	—	—
	(3)	10,000	—	20.91	2/28/2014	2/27/2024	—	—	—	—
	(5)	—	—	—	—	—	5,000	88,000	—	—
	(6)	—	—	—	—	—	—	—	5,000	88,000
	(5)	—	—	—	—	—	18,750	330,000	—	—
	(6)	—	—	—	—	—	—	—	18,750	330,000
	(5)	—	—	—	—	—	26,050	458,480	—	—
	(6)	—	—	—	—	—	—	—	26,050	458,480
	(7)	—	—	—	—	—	—	—	10,450	183,920
	(8)	—	—	—	—	—	3,900	68,640	—	—
Mark Novakovich	(3)	15,000	—	20.91	2/28/2014	2/27/2024	—	—	—	—
	(3)	5,000	—	15.37	12/31/2014	12/30/2024	—	—	—	—
	(9)	—	—	—	—	—	4,000	70,400	—	—
	(5)	—	—	—	—	—	1,417	24,939	—	—
	(6)	—	—	—	—	—	—	—	1,417	24,939
	(5)	—	—	—	—	—	10,000	176,000	—	—
	(6)	—	—	—	—	—	—	—	10,000	176,000
	(5)	—	—	—	—	—	12,650	222,640	—	—
	(6)	—	—	—	—	—	—	—	12,650	222,640
	(7)	—	—	—	—	—	—	—	7,100	124,960
	(8)	—	—	—	—	—	1,050	18,480	—	—
Susan Cashen	(3)	10,038	—	4.89	9/1/2009	8/31/2019	—	—	—	—
	(3)	19,230	—	7.49	7/9/2010	7/8/2020	—	—	—	—
	(3)	9,488	—	6.14	5/26/2011	5/25/2021	—	—	—	—
	(3)	7,692	—	6.34	12/29/2011	12/28/2021	—	—	—	—
	(3)	7,301	—	9.93	12/26/2012	12/25/2022	—	—	—	—
	(3)	5,000	—	15.37	12/31/2014	12/30/2024	—	—	—	—
	(5)	—	—	—	—	—	1,417	24,939	—	—
	(6)	—	—	—	—	—	—	—	1,417	24,939
	(5)	—	—	—	—	—	6,167	108,539	—	—
	(6)	—	—	—	—	—	—	—	6,167	108,539
	(5)	—	—	—	—	—	5,900	103,840	—	—
	(6)	—	—	—	—	—	—	—	5,900	103,840
	(7)	—	—	—	—	—	—	—	6,150	108,240
Bryce Judd	(3)	1,042	18,750	8.16	6/30/2016	6/29/2026	—	—	—	—
	(5)	—	—		—	—	1,039	18,286	—	—
	(6)	—	—	—	—	—	—	—	3,116	54,842
	(5)	—	—	—	—	—	7,584	133,478	—	—
	(6)	—	—	—	—	—	—	—	7,584	133,478
	(5)	—	—	—	—	—	9,100	160,160	—	—
	(6)	—	—	—	—	—	—	—	9,100	160,160
	(7)	—	—	—	—	—	—	—	6,400	112,640

		Option Awards(1)					Stock Awards(1)
Name	Notes	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Charlie Kindel	(5)	—	—	—	—	—	10,100	177,760	—	—
	(6)	—	—	—	—	—	—	—	10,100	177,760
	(10)	—	—	—	—	—	10,100	177,760	—	—
	(7)	—	—	—	—	—	—	—	7,750	136,400

(1)

Options with a grant date prior to August 2, 2013 were granted pursuant our 2003 Equity Incentive Plan, while Options with a grant date on or after August 2, 2013 were granted pursuant our 2013 Stock Plan. All RSUs and PSUs were granted pursuant to our 2013 Stock Plan. All equity awards are generally subject to continued employment with the Company, provided that certain awards may accelerate upon a qualifying termination or a change of control as described in the section titled Benefits Upon Change of Control or Termination included elsewhere in this Proxy Statement.

(2)	The market value is based on the closing price per share of a share of our common stock on December 31, 2018, the last trading day of 2018.

(3)

The shares underlying these options vest as follows: 25% of the shares underlying the option vest on the one-year anniversary of grant date, as applicable, and the remaining 75% of the shares vest in equal monthly installments over the following three years.

(4)

The shares underlying this option vest as follows: 25% of the shares underlying the option vested on September 29, 2016 and the remaining 75% of the shares vest in equal monthly installments over the following three years.

(5)

This RSU award vests as follows: 1/3 of the shares vest on the first anniversary of the vesting commencement date and an additional 1/12 of the shares vest quarterly thereafter in each of the following eight quarters.

(6)

This PSU award is subject to both time and performance-based vesting conditions. The performance-based condition is satisfied only upon the certification that a financial performance target related to the achievement of non-GAAP net income in the grant year was achieved. The time-based condition is satisfied as follows: 1/3 of the shares vest on the first anniversary of the vesting commencement date and an additional 1/12 of the shares vest quarterly thereafter in each of the following eight quarters. See our Compensation Discussion and Analysis included elsewhere in this Proxy Statement for more information on the performance metrics.

(7)

This PSU award is subject to both time and performance-based vesting conditions. The performance-based condition is satisfied only upon the overachievement of certain financial performance targets related to the overachievement of non-GAAP net income, and will vest, to the extent such overachievement metric was achieved. The time-based condition is satisfied on the first anniversary of the vesting commencement date. See our Compensation Discussion and Analysis included elsewhere in this Proxy Statement for more information on the performance metrics.

(8)	This RSU award vests as follows: all of the shares vest on the first anniversary of the vesting commencement date.

(9)	This RSU award vests as follows: 1/2 of the shares vest on August 10, 2017, and an additional 1/8 of the shares vest every 6 months thereafter.

(10)	This RSU award vests in four equal installments on each of August 15, 2018; November 15, 2018; May 15, 2019; and November 15, 2019.

Option Exercises and Stock Vested During Fiscal Year 2018

The following table presents certain information concerning the options exercised and stock vested by our Named Executive Officers as of December 31, 2018.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Name	(#)	($)	(#)	($)
Martin Plaehn	467,963	10,229,370	121,600	3,088,691
Mark Novakovich	11,322	184,149	58,534	1,495,058
Susan Cashen	66,823	1,198,305	42,600	1,078,361
Bryce Judd	30,208	477,014	43,540	1,100,810
Charles Kindel	—	—	10,100	275,983

(1)

The value realized on exercise equals the difference between the closing price of a share of our common stock at the time of exercise and the per share exercise price of the applicable stock option award, multiplied by the number of shares for which the stock option award was exercised.

(2)

The value realized on vesting equals the closing price of a share of our common stock on the last date the NASDAQ Global Select Market was open prior to the vesting date, multiplied by the number of shares that vested on the vesting date.

Employment Arrangements with Our Named Executive Officers

We have entered into an offer letter with each of our named executive officers in connection with his or her employment with us.

Benefits Upon Change of Control or Termination

2013 Plan Awards

The RSU and PSU awards granted to employees under 2013 Stock Plan have full accelerated vesting in the event of a Sale Event (as defined in the 2013 Stock Plan) but only if there is a subsequent qualifying loss of employment the grantee (a so-called “double-trigger” arrangement) within 12 months of a Sale Event. Each of our Named Executive Officers has this double-trigger provision in his or her RSU and PSU Grant Agreements.

Employment Offer Letter with Mr. Plaehn

Pursuant to his offer letter, Mr. Plaehn is eligible to receive certain payments and benefits in the event of a termination of his employment by us without Cause (as defined in the offer letter or employment agreement, as applicable) or in the event he terminates his employment with us for Good Reason (as defined in the offer letter or employment agreements, as applicable). In the event that Mr. Plaehn’s employment is terminated by our company without Cause or by him for Good Reason, he will be entitled to receive: (1) continued payment of his base salary for six months (provided that if such termination occurs within 90 days prior to or 12 months after a Change of Control (as defined in the offer letter), he will be entitled to receive such continued payment for 12 months) following termination; (2) continued company-paid medical, dental and vision coverage for him and his dependents for 12 months following termination; and (3) earned but unpaid salary, bonuses and unreimbursed business expenses.

In addition, in the event Mr. Plaehn’s employment with us is terminated by us without Cause or by Mr. Plaehn for Good Reason within 90 days prior to or within 12 months after a Change of Control, then 100% of the then unvested shares subject to the option granted to Mr. Plaehn on June 11, 2013 will vest and become exercisable.

At-Will Employment of Mr. Novakovich

The employment arrangement with Mr. Novakovich does not include any provisions entitling him to receive any payments or other benefits in the event of a termination of his employment, which is at-will.

At-Will Employment of Ms. Cashen

The offer letter to Ms. Cashen did not include any provisions entitling her to receive any payments or other benefits in the event of a termination of her employment, which is at-will.

At-Will Employment of Mr. Judd

The offer letter to Mr. Judd did not include any provisions entitling him to receive any payments or other benefits in the event of a termination of his employment, which is at-will.

Employment Offer Letter with Mr. Kindel

Pursuant to his offer letter, in the event Mr. Kindel is employed by Control4 at the time of a consummation of a Sale Event (as defined in the 2013 Stock Plan), then 100% of the then unvested shares subject to the RSU granted to Mr. Kindel on June 1, 2018 in the initial amount of 20,200 will vest and become exercisable. In addition, other unvested equity awards shall vest as follows: the greater of (i) 50% of the total value of any unvested RSU and PSU shares (with such acceleration to occur from the newest grants to the oldest grants), or (ii) the total number of RSU and PSU shares scheduled to vest in the 12 months following the consummation of the Sale Event.

In addition, Mr. Kindel is eligible to receive certain payments and benefits in the event of a termination of his employment by us without Cause (as defined in the offer letter) or in the event he terminates his employment with us for Good Reason (as defined in the offer letter). In the event that Mr. Kindel’s employment is terminated by our company without Cause or by him for Good Reason, he will be entitled to receive the following:

●	If the termination is not within ninety (90) days prior to or twelve (12) months after the consummation of a Sale Event:

o	(1) a lump sum payment equal to six (6) months of his then-current base salary, and

o	(2) twelve (12) months of accelerated vesting with respect to his RSUs, PSUs and other equity awards from the Company.

●	If the termination is within ninety (90) days prior to or twelve (12) months after the consummation of a Sale Event:

o	(1) a lump sum payment equal to six (6) months of his then-current base salary, and

o	(2) accelerated vesting of 100% of any unvested portion of his RSUs, PSUs and other equity awards from the Company.

Finally, we committed to reimburse Mr. Kindel for up to $33,000 of the cost of his Relocation Reimbursement, provided however, the Relocation Reimbursement is conditioned upon Mr. Kindel’s continued employment through the date that is six months after his relocation, and in the event that he voluntarily leaves the Company without Good Reason, within six months of his relocation, he must repay the Relocation Reimbursement in full.

Except as described above, there are currently no severance agreements or arrangements in place for our Named Executive Officers, and the table below quantifies the value of these benefits as of December 31, 2018.

Name	Benefit	Qualifying Termination Not in Connection with a Change in Control ($)	Change in Control ($)	Qualifying Termination in Connection with a Change in Control within Qualifying Period ($)(1)
Martin Plaehn	Cash Severance	258,000(2)	—	516,000(3)
	Equity Acceleration	—	—	2,119,391(4)
	Health Benefits	11,759(5)	—	11,759(5)
	Total	269,759	—	2,647,150
Mark Novakovich	Cash Severance	—	—	—
	Equity Acceleration	—	—	1,060,998(6)
	Health Benefits	—	—	—
	Total	—	—	1,060,998
Susan Cashen	Cash Severance	—	—	—
	Equity Acceleration	—	—	582,877(7)
	Health Benefits	—	—	—
	Total	—	—	582,877
Bryce Judd	Cash Severance	—	—	—
	Equity Acceleration	—	—	773,045(8)
	Health Benefits	—	—	—
	Total	—	—	773,045
Charlie Kindel	Cash Severance	160,000(9)	—	160,000(9)
	Equity Acceleration	521,523(10)	521,523(11)	669,680(12)
	Health Benefits	—	—	—
	Total	681,523	521,523	829,680

(1)

For the payments in this column governed by the Employment Offer Letter Agreements for Mr. Plaehn and Mr. Kindel (Cash Severance for Mr. Plaehn and Mr. Kindel and the acceleration of Options for Mr. Plaehn), the Qualifying Period is within 90 days prior to or 12 months after the consummation of a change in control event. For the other payments in this column governed by the RSU and PSU Grant Agreements, the Qualifying Period is within 12 months after the consummation of a change in control event.

(2)	Represents 6 months of continued payment of Mr. Plaehn’s base salary.

(3)	Represents 12 months of continued payment of Mr. Plaehn’s base salary.

(4)

Represents the value on 12/31/2018 of the accelerated vesting of 100% of the then unvested shares subject to the option granted to Mr. Plaehn on June 11, 2013, 100% of his then unvested RSUs and PSUs (based on the maximum level of performance metric achievement that was determinable on 12/31/2018).

(5)	Represents the value of continued company-paid medical, dental and vision coverage for him and his dependents for 12 months based on what was paid in the 2018 calendar year.

(6)

Represents the value on 12/31/2018 of the full accelerated vesting of 100% of Mr. Novakovich’s then unvested RSUs and PSUs (based on the maximum level of performance metric achievement that was determinable on 12/31/2018).

(7)

Represents the value on 12/31/2018 of the full accelerated vesting of 100% of Ms. Cashen’s then unvested RSUs and PSUs (based on the maximum level of performance metric achievement that was determinable on 12/31/2018).

(8)

Represents the value on 12/31/2018 of the full accelerated vesting of 100% of Mr. Judd’s then unvested RSUs and PSUs (based on the maximum level of performance metric achievement that was determinable on 12/31/2018).

(9)	Represents 6 months of continued payment of Mr. Kindel’s base salary.

(10)	Represents the value on 12/31/2018 of the accelerated vesting of 12 months accelerated vesting of Mr. Kindel’s then unvested RSUs and PSUs.

(11)

Represents the value on 12/31/2018 of the accelerated vesting of 100% of Mr. Kindel’s then unvested RSUs that were granted to Mr. Kindel on June 1, 2018 in the initial award amount of 20,200 ($177,760) and 12 months accelerated vesting of his other then unvested RSUs and PSUs ($343,763).

(12)

Represents the value on 12/31/2018 of the accelerated vesting of 100% of Mr. Kindel’s then unvested RSUs and PSUs (based on the maximum level of performance metric achievement that was determinable on 12/31/2018).

CEO Pay Ratio

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. The 2018 annual total compensation of our CEO is $2,408,441 (as reported in the “Total Compensation” column in the Summary Compensation Table included in this Proxy Statement), the 2018 annual total compensation of our median compensated employee is $76,882 (calculated using the same methodology used for our Named Executive Officers in our “Summary Compensation Table”), and the ratio of these amounts is approximately 31 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll record and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

For purposes of identifying our median compensated employee, we used our employee population as of December 31, 2018, identified based on our payroll record. As of such date, we had a total of 689 employees, 573 of whom were located in the United States and 116 of whom were located outside of the United States. For this analysis we excluded our only employee in Colombia and our only employee in Costa Rica. We annualized the data for full-time employees who had not been with us a full year. We did not make any cost of living adjustments. We used the annual salary, cash bonuses, and commissions earned for the year ended December 31, 2018 as our consistently applied compensation measure.

COMPENSATION COMMITTEE REPORT

Report of the Compensation Committee of the Board of Directors

The information contained in this compensation committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that Control4 Corporation (the “Company”) specifically incorporates this report or a portion of it by reference.

The compensation committee has reviewed and discussed the section titled “Compensation Discussion and Analysis” required by Item 402 of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the board of directors of the Company that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Compensation Committee

David C. Habiger (Chairperson)
Phil Molyneux
Maria Thomas

RELATED PARTY AND OTHER TRANSACTIONS

Certain Relationships and Transactions

In 2018, there were no transactions or series of similar transactions to which Control4 was or will be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Procedures for Approval of Related Party Transactions

Our board of directors reviews and approves transactions with directors, officers and holders of 5% or more of our capital stock and their affiliates, each of whom we refer to as a related party. We have adopted a written related party transaction approval policy that governs the review of related party transactions. Pursuant to this policy, our audit committee shall review the material facts of all related party transactions. The audit committee shall take into account, among other factors that it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available in a transaction with an unrelated third party under the same or similar circumstances and the extent of the related party’s interest in the related party transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

TRANSACTION OF OTHER BUSINESS

The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our bylaws provide that, for nominations of persons for election to our board of directors or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at Control4 Corporation, 11734 S. Election Road, Salt Lake City, Utah 84020, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, the bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the Proxy Statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements for the Annual Meeting are as follows: a stockholder’s notice shall be timely if delivered to our Corporate Secretary at the address set forth above not later than the close of business on the later of the 90th day prior to the scheduled date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2020 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than November 20, 2019. Such proposals must be delivered to our Corporate Secretary, c/o Control4 Corporation, 11734 S. Election Road, Salt Lake City, Utah 84020.

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